E-327

ARRANGEMENT AGREEMENT

among

NOVA BANCORP INVESTMENTS LTD.

and

ALTAREX CORP.

and

ALTAREX MEDICAL CORP.

Dated as of December 23, 2003

74

TABLE OF CONTENTS

Section 1 interpretation		7

1.1	Definitions	7

1.2	Number and Gender	12

1.3	Deemed Currency	12

1.4	Interpretation	12

1.5	Article References	12

1.6	Date for any Action	13

1.7	Governing Law	13

1.8	Attornment	13

1.9	Accounting Matters	13

1.10	Material	13

1.11	Disclosure	13

1.12	Reasonable Commercial Efforts	14

1.13	Incorporation of Schedules	14

Section 2 THE ARRANGEMENT		14

2.1	General	14

2.2	Steps to be taken by AltaRex	14

2.3	Petition	15

2.4	AltaRex Securityholders’ Meeting	16

2.5	Information Circular	16

2.6	AltaRex Board Recommendation and Fairness Opinion	17

2.7	Dissenting Shares	18

2.8	Final Order	18

Section 3 PUBLICITY		18

3.1	Publicity	18

Section 4 ARTICLE 4 REPRESENTATIONS AND WARRANTIES		18

4.1	With Respect to Bancorp	18

4.2	With Respect to AltaRex	19

4.3	With Respect to Medical	19

4.4	No Other Representations or Warranties	20

Section 5 COVENANTS OF ALTAREX		20

5.1	Covenants of AltaRex	20

5.2	Recommendation of the AltaRex Board of Directors	26

5.3	AltaRex Covenant Regarding Non-Solicitation	27

5.4	Notice of Superior Proposal Determination	29

5.5	Access to Information	29

5.6	Merger of Covenants	30

Section 6 COVENANTS OF BANCORP		30

6.1	Subscription	30

6.2	Additional Covenants of Bancorp	31

6.3	Merger of Covenants	33

Section 7 MUTUAL COVENANTS TO EFFECT THE PLAN OF ARRANGEMENT		33

7.1	Mutual Covenants	33

Section 8 CONDITIONS PRECEDENT		34

8.1	Mutual Conditions Precedent	34

8.2	Conditions to Obligations of AltaRex	36

8.3	Conditions to Obligations of Bancorp	38

8.4	Notice and Cure Provisions and Effect of Failure to Comply with Conditions	42

8.5	Satisfaction of Conditions	42

8.6	Indemnities	43

Section 9 AGREEMENT AS TO NON-COMPLETION FEE		44

9.1	AltaRex Non-Completion Fee	44

9.2	Bancorp Non-Completion Fee	45

9.3	Liquidated Damages	45

9.4	Limited Remedy	46

9.5	Return of Deposits	46

Section 10 TERMINATION, AMENDMENT AND WAIVER		46

10.1	Termination	46

10.2	Effect of Termination	47

10.3	Amendment	47

10.4	Waiver	47

Section 11 CLOSING		47

11.1	Closing Date	47

11.2	Effect of Closing	47

11.3	Place of Closing	48

11.4	Other Closing Matters	48

Section 12 GENERAL PROVISIONS		48

12.1	Notices	48

12.2	Time of Essence	49

12.3	Entire Agreement	49

12.4	Assignment	49

12.5	Binding Effect	50

12.6	Further Assurances	50

12.7	Severability	50

12.8	Costs	2

12.9	Counterpart Execution	2

SCHEDULE A - PLAN OF ARRANGEMENT

SCHEDULE B - REPRESENTATIONS AND WARRANTIES OF BANCORP

SCHEDULE C - REPRESENTATIONS AND WARRANTIES OF ALTAREX

SCHEDULE D - REPRESENTATIONS AND WARRANTIES OF MEDICAL

ARRANGEMENT AGREEMENT

MEMORANDUM OF AGREEMENT made and entered into as of December 23, 2003,

AMONG:

NOVA BANCORP INVESTMENTS LTD., a body corporate existing under the laws of the Province of British Columbia with its head office in the City of Vancouver, in the Province of British Columbia (hereinafter called “Bancorp”)

AND

ALTAREX CORP., a body corporate existing under the laws of the Province of Alberta with its head office in the City of Edmonton, in the Province of Alberta (hereinafter called “AltaRex”)

AND

ALTAREX MEDICAL CORP., a body corporate existing under the laws of the Province of Alberta with its head office in the City of Edmonton, in the Province of Alberta (hereinafter called “Medical”)

WHEREAS upon the terms and subject to the conditions set out in this Agreement, the parties hereto intend to effect a business reorganization;

AND WHEREAS Medical is a wholly-owned subsidiary of AltaRex and has not carried on active business;

AND WHEREAS the board of directors of AltaRex has, after having received a preliminary fairness opinion from McNally Valuations Inc., unanimously: (i) determined that the transactions contemplated by this Agreement are fair and in the best interests of AltaRex and the AltaRex Securityholders; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the AltaRex Securityholders vote in favor of the transactions contemplated by this Agreement;

AND WHEREAS in furtherance of the transactions contemplated by this Agreement, this Agreement provides for the Arrangement and the board of directors of AltaRex has resolved to submit the Plan of Arrangement and the Arrangement Resolution to the AltaRex Securityholders at the AltaRex Securityholders’ Meeting and the Court;

AND WHEREAS it is intended that the Arrangement be effected under Section 193 of the ABCA pursuant to the Plan of Arrangement and upon the terms and subject to the conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

SECTION 1
interpretation

1.1	Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“ABCA“ means the Business Corporations Act, R.S.A. 2000, c. B-9 as now in effect and as it may be amended from time to time prior to the Effective Date;

“Acquisition Proposal” means any bona fide proposal with respect to: (i) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or business combination involving AltaRex or any of its subsidiaries; (ii) any acquisition by any Person of assets representing more than 20% of the book value (on a consolidated basis) of the assets of AltaRex and its subsidiaries (or any other arrangement having the same economic effect as a sale) in a single transaction or a series of related transactions; (iii) any acquisition by any Person of beneficial ownership of more than 20% of AltaRex Common Shares or other securities of AltaRex or any of its subsidiaries then outstanding; and (iv) any acquisition by AltaRex or any of its subsidiaries of a material amount or proportion of the assets or securities of another Person in a single transaction or a series of related transactions or similar transactions involving AltaRex or any of its subsidiaries, or a proposal to do so, or public announcement of its intention to close, excluding the transactions contemplated by this Agreement (which transactions include the Asset Sale);

“Agent” means Acumen Capital Finance Partners Limited;

“Agent’s Option” means the Agent’s option to purchase 600,000 units, each unit being comprised of one Common Share and one Common Share purchase warrant at an exercise price of $0.43 per unit, which option was issued on October 20, 2003 and expires on October 20, 2004;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof’ and similar expressions refer to this Arrangement Agreement, as the same may be amended or supplemented from time to time, and where applicable, to the appropriate Schedule hereto;

“AltaRex Common Shares” means the voting common shares in the capital of AltaRex;

“AltaRex Financial Statements” means the audited financial statements of AltaRex as at and for the years ended December 31, 2002, 2001 and 2000, together with the notes thereto and the report of the auditors thereon and the unaudited interim financial statements of AltaRex for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

“AltaRex Governing Documents” means the certificate, and articles and by-laws of AltaRex as of the date hereof;

“AltaRex Liability Amount” has the meaning ascribed thereto in Section 6.1(a)6.1(a)(iv)(B);

“AltaRex Non-Voting Common Shares” means the non-voting common shares in the capital of AltaRex created pursuant to the Arrangement;

“AltaRex Options” means the Agent’s Option and stock options issued to existing and former directors, senior officers, employees and consultants of AltaRex and its subsidiaries permitting the holders thereof to purchase an aggregate of up to 8,138,368 AltaRex Common Shares, at the exercise prices and for the terms and quantities disclosed to Bancorp in writing prior to the date hereof;

“AltaRex Securityholders” means, collectively, holders of issued and outstanding AltaRex Common Shares, AltaRex Options and AltaRex Warrants;

“AltaRex Securityholders’ Meeting” means the special meeting of AltaRex Securityholders to be called to, among other things, consider and, if determined advisable, approve the Arrangement in accordance with the Interim Order, and any adjournments thereof;“AltaRex Stock Option Plan” means the Stock Option Plan of AltaRex approved by the shareholders of AltaRex on September 11, 2003;

“AltaRex Subsidiaries” means AltaRex US, Corp., and AltaRex International GmbH, each of which is a wholly-owned subsidiary of AltaRex;

“AltaRex Warrants” means the right of the holder of the United Convertible Note to convert such Note into AltaRex Common Shares, and 6,994,000 common share purchase warrants of AltaRex, each of which entitles the holder to acquire, subject to adjustment, one AltaRex Common Share, exercisable at prices between $0.50 and $2.00 per share;

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms hereof and/or of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special Resolution of AltaRex Securityholders approving the Plan of Arrangement, as required by the Interim Order and applicable Laws;

“Articles of Arrangement” means one or more articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made so as to give effect to the Arrangement;

“Assessment” has the meaning ascribed thereto in Section 5.1(a)5.1(b)(iv); “Asset Sale” has the meaning ascribed thereto in Section 7.1(a); “Asset Sale Agreement” has the meaning ascribed thereto in Section 7.1(b); “Assets” has the meaning ascribed thereto in Section 7.1(a); “Bancorp” means Nova Bancorp Investments Ltd.;

“Bancorp Information” means the information provided to AltaRex by Bancorp for inclusion in and which is contained in the Information Circular;

“Business Day” means any day on which commercial banks are generally open for business in Edmonton, Alberta other than a Saturday, a Sunday or a day observed as a holiday (i) in Edmonton, Alberta under the laws of the Province of Alberta; or (ii) under the federal laws of Canada;

“Claim” has the meaning ascribed thereto in Section 8.6(a); “Closing” means the closing of the Arrangement;

“Closing Date” has the meaning ascribed thereto in Section 11.1;

“Closing Time” means 10:00 a.m. (Edmonton time) on the Closing Date unless otherwise agreed in writing by Bancorp, AltaRex and Medical;

“Confidentiality Agreement” means the confidentiality provisions in the agreement between Bancorp and AltaRex dated December 1, 2003 in respect of information relating to AltaRex;

“Corporate Laws” means all applicable corporate laws, including the ABCA; “Court” means the Court of Queen’s Bench of Alberta;

“Depository” means the duly appointed depository in respect of the Arrangement at its principal transfer office in Calgary, Alberta;

“Dissent Rights” means the rights of dissent to be granted to certain Shareholders in respect of certain portions of the Arrangement Resolution provided in Section 5 of the Plan of Arrangement and the Interim Order;

“Effective Date” means the date shown on the registration statement issued by the Registrar under the ABCA giving effect to the Arrangement except for the Asset Sale, which shall be completed and become legally effective on December 31, 2003 as prescribed by the Final Order;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court prior to the Effective Date, or if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Governmental Entity” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Indemnified Party” has the meaning ascribed thereto in Section 8.6;

“Information Circular” has the meaning ascribed thereto in Section 2.5;

“Interim Order” means the interim order of the Court in respect of the Arrangement, as such order may be amended by the Court prior to the Effective Date, containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the AltaRex Securityholders’ Meeting;

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity (including, as applicable, the TSX and the TSXV), statutory body or self-regulatory authority and the term “applicable” with respect of such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with a Party hereto, any change, effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, title to assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such Party other than any change, effect, event, occurrence or change in a state of facts principally caused by a change, effect, event, occurrence or change in a state of facts in the Canadian or United States economies or financial, currency exchange, securities or commodities markets in general;

“Medical” means AltaRex Medical Corp.;

“Medical Common Shares” means common shares in the capital of Medical;

“misrepresentation” has the meaning ascribed thereto in the Securities Act (Alberta);

“New Common Shares” means the common shares designated as “new common shares” of AltaRex created pursuant to the Arrangement, and means the common shares in the capital of Twin Butte following completion of the Arrangement, as applicable;

“Notes” means the 10% unsecured notes of AltaRex convertible into 2,530 AltaRex Non-Voting Common Shares (based upon the issued capital of AltaRex on the date hereof, and to be adjusted if additional AltaRex Common Shares are issued subsequently) for each $1,000 of principal and having an aggregate principal value of $4,475,500, issued by AltaRex pursuant to the Private Placement, provided, however, that if Bancorp subscribes for less than $1,674,500 of New Common Shares, the principal amount of Notes shall be increased by the difference between $1,674,500 and the actual subscription amount for the New Common Shares;

“Officer Obligations” means any obligations or liabilities of AltaRex to pay any amount to its officers, directors, employees or consultants, other than for salary, bonuses under existing bonus arrangements, or directors’ fees in the ordinary course, in each case in amounts consistent with historic practices, and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and subject to Corporate Laws and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of AltaRex to officers, employees or consultants for: (i) severance, termination or other payments on or in connection with the reorganization of AltaRex pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to AltaRex’s severance policy in the case of employees; (ii) retention bonus payments pursuant to any retention bonus program; or (iii) commissions, bonuses or other amounts payable to any employees, officers, directors or consultants in connection with the reorganization, including in connection with the Arrangement;

“Parties” means Bancorp, AltaRex and Medical, and “Party” means any one of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A annexed hereto, as such plan of arrangement may be amended pursuant to this Agreement, the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Private Placement” means the subscription for New Common Shares and Notes for aggregate proceeds of $6,150,000.00 as described in Section 6.1;

“Registrar” means the Registrar of Corporations appointed pursuant to section 263 of the ABCA; “Representatives”, with respect to AltaRex, has the meaning ascribed thereto in Section 5.5;

“Securities Authorities” means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

“Securities Laws” means any applicable Canadian provincial securities laws, United States securities laws, the “blue sky” or securities laws of the states of the United States and any other applicable securities law;

“subsidiary” has the meaning ascribed thereto in the ABCA;

“Superior Proposal” has the meaning ascribed thereto in Section 5.3;

“Termination Date” means the date of termination of this Agreement pursuant to the terms hereof;

“Twin Butte” means Twin Butte Energy Ltd.;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange and, as applicable, the NEX board of the TSX Venture Exchange;

“United Convertible Note” means the U.S. $433,310 principal amount of 6% convertible fixed term note, convertible into Common Shares at a price of U.S. $0.50 per Common Share issued to United Therapeutics; and

“United Therapeutics” means United Therapeutics Corporation.

1.2	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity).

1.3	Deemed Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.4	Interpretation

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.5	Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the specified Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.6	Date for any Action

In the event that any date by or on which any action is required or permitted to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required or permitted to be taken, such action shall be required to be taken by or on the next succeeding day which is a Business Day.

1.7	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.8	Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the choosing of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.9	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles.

1.10	Material

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter, either individually or in the aggregate with other matters, would materially affect a Party or would significantly impede the ability to complete the Arrangement in accordance with this Agreement.

1.11	Disclosure

Where in this Agreement reference is made to disclosure in writing, or disclosed in writing, on or prior to the date hereof, such disclosure shall be made in writing in a separate memorandum, dated the date hereof and signed by an officer of AltaRex or Bancorp, as the case may be, and delivered to the other Party immediately prior to the execution of this Agreement. Such disclosure memoranda, if any, shall make specific reference to the applicable Sections and paragraphs of this Agreement in respect of which such disclosure is made.

1.12	Reasonable Commercial Efforts

Where a Party agrees to use “reasonable commercial efforts” herein, the aggregate maximum expenditure which a Party shall be obliged to incur in order to satisfy the “reasonable commercial efforts” threshold in any covenant shall be $100,000, provided, however, that Common Costs incurred by a Party as contemplated by Section 12.8 shall not be included in such amounts.
1.13	Incorporation of Schedules

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into the Agreement and form part hereof;

Schedule A       Plan of Arrangement
Schedule B       Representations and Warranties of Bancorp
Schedule C       Representations and Warranties of AltaRex
Schedule D       Representations and Warranties of Medical

SECTION 2
THE ARRANGEMENT
2.1	General

Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable commercial efforts prior to the Effective Time to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to complete the transactions contemplated by this Agreement and the Plan of Arrangement.

2.2	Steps to be taken by AltaRex

(a)	AltaRex covenants in favor of Bancorp that AltaRex shall:

(i)
if it has not already done so, as soon as reasonably practicable, apply to the Court In a manner acceptable to Bancorp, acting reasonably, under Section 193 of the ABCA, for the Interim Order, providing for, among other things, the calling of the AltaRex Securityholders’ Meeting, and thereafter proceed with and diligently seek the Interim Order;

(ii)
lawfully convene and hold the AltaRex Securityholders’ Meeting for the purpose of, among other things, considering the Arrangement Resolution as soon as reasonably practicable and in any event, on or before February 2, 2004;

(iii)
except to the extent required by a Governmental Entity or stock exchange having jurisdiction or as specifically contemplated herein, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the AltaRex Securityholders’ Meeting without the prior written consent of Bancorp; and

(iv)	subject to obtaining any approvals as are required by the Interim Order, proceed with and diligently pursue the application of the Court for the Final Order.

(b)
Subject to obtaining the Final Order, AltaRex agrees that it shall, with the co-operation and participation of Bancorp, exert reasonable commercial efforts to make such arrangements with the Registrar as may be necessary or desirable to permit the filing with the Registrar of the Articles of Arrangement to be made effective at 12:01 (a.m.) Alberta time on the Effective Date, the Plan of Arrangement and a certified copy of the Final Order.

(c)
In the event that there is a failure to obtain, or if any of Parties reasonably anticipates that there will be a failure to obtain, a consent, order or other approval of a Governmental Entity required in connection with the approval of the Arrangement, then the Parties shall use their reasonable commercial efforts to assist each other to successfully implement and complete any alternative transaction structure that does not have negative financial consequences for any party. In the event that the transaction structure is modified as a result of any event contemplated pursuant to this Section 2.2(c) or otherwise, the relevant provisions of this Agreement shall forthwith be deemed modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to reflect the revised transaction structure and the parties hereto shall, upon the reasonable request of any party hereto, execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.

2.3	Petition

AltaRex confirms that the Interim Order provides:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the AltaRex Securityholders’ Meeting and for the manner in which such notice is to be provided;

(b)
that subject to the requirements of the TSX or the TSXV, the requisite approval for the Arrangement shall be not less than 66 2/3% of the aggregate votes cast by the holders of AltaRex Common Shares, AltaRex Options and AltaRex Warrants, voting together as a single class, present in person or by proxy at the AltaRex Securityholders’ Meeting, with each holder of AltaRex Common Shares entitled to one vote for each AltaRex Common Share held, each holder of AltaRex Options entitled to one vote for each AltaRex Common Share issuable pursuant to the valid exercise of the outstanding AltaRex Options held by such holder, and each holder of AltaRex Warrants entitled to one vote for each AltaRex Common Share issuable pursuant to the valid exercise of outstanding AltaRex Warrants held by such holder;

(c)
that, in all other respects, the terms, restrictions and conditions of the AltaRex Governing Documents, including quorum requirements and all other matters, shall apply in respect of the AltaRex Securityholders’ Meeting;

(d)	for the grant of Dissent Rights to certain holders of AltaRex Common Shares whose shares of Twin Butte and AltaRex Medical may be cancelled and repurchased as a result of the Arrangement; and

(e)	for such other matters as the parties may agree, acting reasonably.

2.4	AltaRex Securityholders’ Meeting

AltaRex shall take all action necessary in accordance with Securities Laws (including making all necessary applications to Canadian securities regulatory authorities that may be necessary to consummate the transactions contemplated by this Agreement, including the Arrangement), other applicable Laws, the AltaRex Governing Documents and any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold the AltaRex Securityholders’ Meeting, such meeting to be held no later than February 2, 2004.

The AltaRex Securityholder’s Meeting shall also be and be deemed to be a Shareholder’s meeting for each of Medical and Twin Butte for the purposes as set out in the Information Circular, including, inter alia, approval of their respective stock option plans.

2.5	Information Circular

As promptly as practicable after execution of this Agreement, AltaRex, Medical and Bancorp shall finalize preparation of the Information Circular (setting forth inter alia the recommendation of AltaRex’s board of directors set forth in Section 2.6(a) and the opinion of AltaRex’s financial advisors referred to in Section 2.6(b) and shall, on a timely basis, use their reasonable commercial efforts to cooperate in the preparation of all other documents and filings and the seeking and obtaining of all consents, orders and approvals, including regulatory and judicial orders and approvals and other matters reasonably determined by AltaRex, Medical and Bancorp to be necessary in connection with this Agreement and the Arrangement. AltaRex shall ensure that the Information Circular and other documents, filings, consents, orders and approvals contemplated by this Section 2.5 are prepared in compliance with, made and/or obtained in accordance with Securities Laws, the ABCA and all other applicable Laws. AltaRex shall mail the Information Circular to the AltaRex Securityholders and to all other persons required by law with respect to the AltaRex Securityholders’ Meeting, all in accordance with Securities Laws, other applicable Laws, the AltaRex Governing Documents and the requirements of, as applicable, the TSX or the TSXV or any other regulatory authority having jurisdiction. The term “Information Circular” shall mean such proxy or other required information statement or circular, as the case may be, and all related materials at the time required to be mailed to the AltaRex Securityholders in connection with the AltaRex Securityholders’ Meeting and all amendments or supplements thereto, if any. AltaRex, Medical and Bancorp each shall use all reasonable commercial efforts to obtain and furnish the information required to be included in the Information Circular. The information to be provided by AltaRex and Medical for use in the Information Circular and the information to be provided by Bancorp for use in the Information Circular, on both the date the Information Circular is first mailed to AltaRex Securityholders and on the date the AltaRex Securityholders’ Meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law, and AltaRex, Medical and Bancorp each agree to correct promptly any such information provided by any of them for use in the Information Circular which has ceased to meet such standard. In any such event, AltaRex shall prepare a supplement or amendment to the Information Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to AltaRex Securityholders and/or filed with the relevant securities regulatory authorities, stock exchanges and/or other Governmental Entity after Bancorp and its counsel and advisors have had a reasonable opportunity to review and comment on all such documentation and all such documentation is in form and content reasonably satisfactory to Bancorp as contemplated herein.

2.6	AltaRex Board Recommendation and Fairness Opinion

(a)	AltaRex represents that its board of directors, upon consultation with its advisors, has unanimously determined that:

(i)	the Arrangement is fair from a financial point of view to the AltaRex Securityholders and is otherwise in the best interests of AltaRex and AltaRex Securityholders; and

(ii)
AltaRex’s board of directors will unanimously recommend that AltaRex Securityholders vote in favor of the Arrangement, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

(b)
AltaRex represents that its board of directors has received a preliminary opinion from McNally Valuations Inc., that the consideration under the Arrangement is fair from a financial point of view to the AltaRex Securityholders and that such financial advisor has advised it that it will provide a written opinion to such effect before the application for the Interim Order.

2.7	Dissenting Shares

Each holder of AltaRex Common Shares whose shares of Twin Butte or AltaRex Medical, as applicable, are to be cancelled and repurchased as a result of the Arrangement may exercise Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Section 191 of the ABCA and the Interim Order (such holders referred to as “Dissenting Shareholders”). AltaRex shall give Bancorp: (i) prompt notice of any written notices of exercise of rights of dissent, withdrawals of such notices, and any other instruments served pursuant to the ABCA and received by AltaRex; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Bancorp, except as required by applicable law, AltaRex shall not make any payment with respect to any such rights or offer to settle or settle any such rights. Medical shall have the obligation to deal with all shareholders who are entitled to Dissent with respect to their Medical Common Shares that are subject to cancellation and repurchase and AltaRex shall have the obligation to deal with all Shareholders who are entitled to Dissent with respect to their New Common Shares that are subject to cancellation and repurchase.

2.8	Final Order

As promptly as practicable after the receipt of the approval of the AltaRex Securityholders, AltaRex shall apply to the Court for the Final Order, in form and substance reasonably satisfactory to Bancorp. The Final Order shall include, inter alia, an order confirming that the Asset Sale described herein was completed and became legally effective on December 31, 2003.

SECTION 3
PUBLICITY

3.1	Publicity

Each of AltaRex, Medical and Bancorp shall advise, consult and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written public or private statement with respect to this Agreement, the transactions contemplated hereby or any other matters, from the date hereof until the Effective Time. Neither AltaRex, Medical nor Bancorp shall issue any such news release or make any such written public or private statement prior to such consultation, except as may be required by applicable law including, for greater certainty, in order to fulfill AltaRex’s continuous disclosure obligations under Securities Laws or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable commercial efforts to consult the others taking into account the time constraints to which it is subject as a result of such law or obligation.
SECTION 4ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	With Respect to Bancorp

(a)	Representations and Warranties

Bancorp hereby makes to AltaRex and Medical the representations and warranties set forth in Schedule B to this Agreement and acknowledges that AltaRex and Medical are relying upon those representations and warranties in connection with entering into this Agreement.

(b)	Investigation

Any investigation by either AltaRex or Medical or their respective advisors shall not mitigate, diminish or affect the representations and warranties of Bancorp made in or pursuant to this Agreement.

(c)	Survival of Representations and Warranties

The representations and warranties of Bancorp contained in this Agreement shall survive the completion of the Arrangement for a period of two (2) years.

4.2	With Respect to AltaRex

(a)	Representations and Warranties

AltaRex hereby makes to Bancorp the representations and warranties set forth in Schedule C to this Agreement and acknowledges that Bancorp is relying upon those representations and warranties in connection with entering into this Agreement.

(b)	Investigation

Any investigation by Bancorp and its advisors shall not mitigate, diminish or affect the representations and warranties of AltaRex made in or pursuant to this Agreement.

(c)	Survival of Representations and Warranties

The representations and warranties of AltaRex contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished upon the Arrangement becoming effective.

4.3	With Respect to Medical

(a)	Representations and Warranties

Medical hereby makes to AltaRex and Bancorp the representations and warranties set forth in both Schedules C and D to this Agreement and acknowledges that AltaRex and Bancorp are relying upon those representations and warranties in connection with entering into this Agreement.

(b)	Investigation

Any investigation by either AltaRex and Bancorp or their respective advisors shall not mitigate, diminish or affect the representations and warranties of Medical made in or pursuant to this Agreement.

(c)	Survival of Representations and Warranties

Unless otherwise expressly limited herein, the representations and warranties of Medical made by Medical and contained in this Agreement shall survive the completion of the Arrangement for a period of two (2) years.

4.4	No Other Representations or Warranties

Except for the representations and warranties contained in this Agreement, none of the Parties make any other express or implied representation or warranty with respect to any matters not specifically represented herein, including, but not limited to, the results of operations of any Party subsequent to the Closing Date, any taxation matters with respect to the operations of any Party subsequent to the Closing Date, or any other matters with respect to the business or operations of any such Party subsequent to the Closing Date.

SECTION 5
COVENANTS OF ALTAREX

5.1	Covenants of AltaRex

AltaRex covenants and agrees that, except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)
except as previously disclosed in writing to or with the prior written consent of Bancorp, it shall conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices;

(b)
except as previously disclosed in writing to Bancorp, it shall not, without the prior written consent of Bancorp, which shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)
any of its shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its shares, except pursuant to the exercise of stock options, warrants or other securities convertible into shares currently outstanding which have been disclosed to Bancorp; or

(B)	except pursuant to the Asset Sale Agreement, any of its assets;

(ii)	amend or propose to amend the AltaRex Governing Documents;

(iii)	split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares;

(iv)	redeem, purchase or offer to purchase any of its shares or other securities unless otherwise required by the terms of such securities;

(v)	reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever;

(vi)
acquire, agree to acquire, dispose of or agree to dispose of any person, corporation, partnership, joint venture or other business organization or division or acquire, agree to acquire, dispose of or agree to dispose of any assets, which, in each case, are individually or in the aggregate material;

(vii)
(A) satisfy or settle any claims or liabilities which are individually or in the aggregate material; (B) relinquish any contractual rights which are individually or in the aggregate material; or (C) enter into, modify, or terminate any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

(viii)	grant a security interest in, or any encumbrance on, or in respect of, any of its assets;

(c)	without the prior written consent of Bancorp, it shall not:

(i)
other than as previously disclosed in writing to Bancorp or pursuant to existing employment, termination or compensation arrangements or policies, enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its officers or directors;

(ii)
other than as previously disclosed in writing to Bancorp or pursuant to existing employment, termination or compensation arrangements or policies, in the case of its employees or consultants who are not officers or directors, take any action with respect to the entering into or modifying of any employment, consulting, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable; or

(iii)
other than commitments entered into by AltaRex prior to the date of this Agreement, or as contemplated by the Asset Sale Agreement, or the costs relating to implementing the transactions contemplated by this Agreement, directly or indirectly, do any of the following: (i) sell, dispose of, transfer, convey, encumber, pledge, surrender or abandon the whole or any part of its assets; (ii) expend or commit to expend more than $25,000 individually or $50,000 in the aggregate with respect to any capital or operating expense or expenses; (iii) reorganize, amalgamate, merge or otherwise continue AltaRex with any other person, corporation, partnership or other business organization whatsoever; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, (vi) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice and other than reflected or reserved against in the AltaRex Financial Statements; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)
except as otherwise disclosed in writing by AltaRex to Bancorp, it shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate have a Material Adverse Effect, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	it shall:

(i)
use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers, employees and consultants as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)
perform and comply with all material covenants and conditions contained in all contracts, leases, grants, agreements, permits, licences orders and documents governing its assets or to which its assets are subject;

(iii)
obtain, on or before the Effective Date, a registerable discharge of security notices nos. 02032605152 and 02041502994 registered under the Personal Property Security Act (Alberta) against the interests of AltaRex.

(iv)
not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereby or that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

(v)
promptly notify Bancorp of any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of its business or in the operation of its business or in the operation of its properties, and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(f)	it will satisfy all Officer Obligations on or prior to the Effective Date, which obligation may be satisfied by causing Medical to assume such obligations;

(g)
it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement prior to the Effective Date without the prior written consent of Bancorp;

(h)
except as previously disclosed in writing to Bancorp, as required by applicable Laws, this Arrangement or the Asset Sale, it shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to AltaRex or which would have a Material Adverse Effect on AltaRex;

(i)
it shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations that are required to be obtained by it under any applicable Laws;

(iii)
effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Entities in connection with the Arrangement;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Plan of Arrangement;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement; and

(vi)	cooperate with Bancorp in connection with the performance by it of its obligations hereunder;

(j)
it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement;

(k)
it shall discuss and consider such pre-arrangement steps or amendments to the Plan of Arrangement as may be proposed by Bancorp and implement such pre-arrangement steps or such amendments that it considers to be in the best interests of the AltaRex Securityholders, provided such steps are agreed to in writing by Bancorp;

(l)
it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

(m)
it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon;

(n)
it will, in a timely and expeditious manner, file, proceed with and diligently prosecute an application to the Court for the Interim Order with respect to the Arrangement, provided that, notwithstanding the foregoing, the Parties agree to consult regarding seeking the Interim Order and mailing the Information Circular;

(o)	it will, in a timely and expeditious manner:

(i)	carry out the terms of the Interim Order;

(ii)
prepare, in consultation with Bancorp, and file where required by law the Information Circular in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and AltaRex and not containing any misrepresentation, as defined under such applicable Laws, with respect thereto;

(iii)	solicit proxies for the approval of the Arrangement and related matters in accordance with the applicable Laws and the Interim Order;

(iv)	convene the AltaRex Securityholders’ Meeting as ordered by the Interim Order;

(v)
provide notice to Bancorp of the AltaRex Securityholders’ Meeting and allow Bancorp’s representatives to attend the AltaRex Securityholders’ Meeting unless such attendance is prohibited by the Interim Order; and

(vi)
conduct the AltaRex Securityholders’ Meeting in accordance with the Interim Order, the AltaRex Governing Documents and any instrument governing such meeting, as applicable, and as otherwise required by applicable Laws;

(p)
it will, in a timely and expeditious manner, prepare (in consultation with Bancorp) and file where required by law any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Information Circular with respect to the AltaRex Securityholders’ Meeting and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof

(q)
it will, subject to the approval of the Arrangement at the AltaRex Securityholders’ Meeting in accordance with the provisions of the Interim Order forthwith proceed with and diligently prosecute an application for the Final Order;

(r)	it will forthwith carry out the terms of the Final Order (to the extent within its power);

(s)
it will, except for individual proxies and other non-substantive communications, furnish promptly to Bancorp a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by AltaRex in connection with the Arrangement or the Interim Order, the AltaRex Securityholders’ Meeting or any other meeting of AltaRex Securityholders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

(t)
it will, within two Business Days of AltaRex receiving any written audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that tax assessment is being considered, request for filing of a waiver or extension of time or any other notice in writing relating to taxes, interest, penalties, losses or tax pools (an “Assessment”), deliver to Bancorp a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of AltaRex, or the appropriate affiliate, on the assumption that such Assessment is valid and binding;

(u)
it will, subject to the terms hereof, in a timely and expeditious manner, provide to Bancorp all information as may be reasonably requested by Bancorp or as required by the Interim Order or applicable Laws with respect to AltaRex and its business and properties; and

(v)
it will assist and cooperate in the preparation of and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable Securities Laws of Canada and the United States for the issue of securities pursuant to the Arrangement and the resale of such securities (other than by control persons and affiliates and subject to requirements of general application).

5.2	Recommendation of the AltaRex Board of Directors

The Information Circular shall include the recommendation of the board of directors of AltaRex to the AltaRex Securityholders in respect of the Arrangement as set out in Section 2.6. Notwithstanding any other provision of this Agreement, the board of directors of AltaRex may change its recommendation to the AltaRex Securityholders in respect of the Arrangement from that set forth herein, as applicable, if such board concludes, in good faith, after receiving the advice of outside counsel and financial advisors that is reflected in the minutes of a meeting of the board, that such action is necessary for such board to act in a manner consistent with its fiduciary duty or applicable Laws and, in the event that Sections 5.3 or 5.4 and 9.2 are applicable, if AltaRex and its board are in compliance with those sections and AltaRex has paid any fee applicable under Article 9. The foregoing shall not relieve AltaRex from its obligation to proceed to call and hold the AltaRex Securityholders’ Meeting, solicit proxies for such meeting and hold the vote of AltaRex Securityholders in respect of the Arrangement at such meeting.

5.3	AltaRex Covenant Regarding Non-Solicitation

(a)
AltaRex shall immediately terminate and cause to be terminated all solicitations, initiations, encouragements, discussions or negotiations with any parties conducted prior to the date hereof by AltaRex, or its officers, directors, employees, financial advisors, legal counsel, representatives or agents, with respect to any Acquisition Proposal.

(b)
AltaRex shall not, directly or indirectly, through any officer, director, employee, representative or agent, solicit, initiate, invite or knowingly encourage (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal, provided that nothing contained in this Section 5.3 or other provisions of this Agreement shall prevent the board of directors of AltaRex from considering, negotiating, approving or recommending to the AltaRex Securityholders an agreement in respect of an unsolicited written Acquisition Proposal: (i) in respect of which any required financing has been demonstrated to the satisfaction of the board of directors of AltaRex subject to the Acquisition Proposal, acting in good faith, to be reasonably likely to be obtained; (ii) which is not subject to a due diligence access condition which allows access to the books, records and personnel of AltaRex or its representatives beyond 5:00 p.m. (Edmonton time) on the fourth Business Day after the day on which access is afforded to the person making the Acquisition Proposal (provided, however, the foregoing shall not restrict the ability of such person to continue to review the information provided); (iii) in respect of which the board of directors of AltaRex subject to the Acquisition Proposal determines (having consulted outside counsel) that in the exercise of its fiduciary duty it would be necessary for such board of directors to take such action in order to avoid breaching its fiduciary duties; and (iv) in respect of which the board of directors of AltaRex determines in good faith, after consultation with financial advisors, if consummated in accordance with its terms, would result in a transaction materially more favorable to its shareholders than the Arrangement (any such Acquisition Proposal that satisfies clauses (i) through (iv) above being referred to herein as a “Superior Proposal”), or in any event, if there is an unsolicited written Acquisition Proposal, in respect of which the board of directors of AltaRex subject to the Acquisition Proposal determines (having consulted outside counsel) that in the exercise of its fiduciary duty it would be necessary for such board of directors to take such action in order to avoid breaching its fiduciary duties.

(c)
Subject to Section 5.3(b) and the ability of AltaRex to carry on business in accordance with Section 5.1, AltaRex shall continue to refrain from participating in any discussions or negotiations with any parties (other than with Bancorp) with respect to any potential Acquisition Proposal. AltaRex agrees not to release any third party from any confidentiality agreement in respect of an Acquisition Proposal to which such third party is a party. AltaRex further agrees not to release any third party from any standstill agreement to which such third party is a party, unless such third party has made a Superior Proposal.

(d)
AltaRex shall immediately notify Bancorp (orally and in writing) of any current or any future Acquisition Proposal of which AltaRex’s directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to AltaRex in connection with an Acquisition Proposal or for access to the properties, books or records or for a list of the Securityholders of AltaRex by any person or entity that informs AltaRex that it is considering making an Acquisition Proposal. Such notice shall include a copy of all written communications and a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Bancorp may reasonably request, including without limitation the identity of the person and controlling person, if any, making such proposal, inquiry or contact.

(e)
If AltaRex receives a request for material non-public information from a person who proposes an Acquisition Proposal in respect of AltaRex, and the board of directors of AltaRex determines that such proposal would be a Superior Proposal pursuant to Section 5.3(b), assuming the satisfactory outcome of a due diligence condition which conforms to this Section 5.3, then, and only in such case, the board of directors may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Confidentiality Agreement (provided, however, the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal as proposed) and provided AltaRex sends a copy of any such confidentiality agreement to Bancorp immediately upon its execution, only provide such person with access, in accordance with this Section 5.3, to the same information previously provided to Bancorp. AltaRex shall provide Bancorp with a list of the information provided to the person making the Superior Proposal.

(f)
AltaRex shall ensure that its directors and officers and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.3, and it shall be responsible for any breach of this Section 5.3 by its financial advisors or other advisors or representatives.

5.4	Notice of Superior Proposal Determination

AltaRex shall not accept, approve or recommend or enter into any agreement (except for a confidentiality agreement pursuant to Section 5.3(e)) in respect of an Acquisition Proposal on the basis that it constitutes a Superior Proposal unless: (i) it has provided Bancorp with a complete copy of the Acquisition Proposal document which has been determined to be a Superior Proposal; (ii) four (4) Business Days (the “Notice Period”) shall have elapsed from the later of the date Bancorp received notice of the determination to accept, approve or recommend an agreement in respect of such Acquisition Proposal, and the date Bancorp received a copy of the Acquisition Proposal document; (iii) it has paid to Bancorp the fee payable under Article 9; and (iv) it concurrently terminates this Agreement pursuant to Section 10.1. During the Notice Period, AltaRex shall provide a reasonable opportunity to Bancorp to consider, discuss and offer such adjustments in the terms and conditions of this Agreement as would enable AltaRex to proceed with its recommendation to the AltaRex Securityholders with respect to the Arrangement; provided however that any such adjustment shall be at the discretion of AltaRex and Bancorp at the time. The board of directors of AltaRex will review in good faith any offer made by Bancorp to amend the terms of this Agreement in order to determine, in its discretion, as part of its exercising its fiduciary duties, whether the proposed amendments would, upon acceptance, result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of AltaRex determines that the Superior Proposal would cease to be a Superior Proposal, it will so advise Bancorp and will accept the offer by Bancorp to amend the terms of this Agreement and AltaRex and Bancorp agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the board of directors of AltaRex continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amendments offered by Bancorp, AltaRex may, subject to the terms of this Agreement, including the payment of applicable fees under Article 9, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal. Each successive material modification of any Acquisition Proposal or a Superior Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and shall require a four (4) Business Day Notice Period from the date such amendment is communicated to Bancorp (other than an amendment to improve upon a Superior Proposal in respect of which Bancorp has been provided with an opportunity to amend the terms of this Agreement and such Superior Proposal has not ceased to be a Superior Proposal prior to the proposed amendment). Information provided hereunder shall constitute Confidential Information under the Confidentiality Agreement.

5.5	Access to Information

Subject to the Confidentiality Agreement and applicable Laws, upon reasonable notice, AltaRex shall afford the officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) of Bancorp access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, AltaRex shall furnish promptly to Bancorp all information concerning its business, properties and personnel as Bancorp may reasonably request.

5.6	Merger of Covenants

The covenants applicable to AltaRex set out in this Agreement shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse between the Parties upon such completion.

SECTION 6
COVENANTS OF BANCORP

6.1	Subscription

Bancorp covenants in favor of AltaRex and Medical that;

(a)
it shall, prior to the Closing Time, secure financing, which is to be applied, immediately following the Effective Time, to complete the subscription for the Notes and such number of AltaRex New Common Shares so as to constitute 45% of the voting shares of Twin Butte following the completion of the Arrangement, for total subscription proceeds of $6,150,000; provided that,

(i)	on a post-Closing basis, the number of:

(A)	Notes owned by Bancorp shall equal 100% of the Notes;

(B)	AltaRex New Common Shares owned by Bancorp will equal 45% of the outstanding AltaRex New Common Shares; and

(C)	AltaRex New Common Shares owned by the original shareholders of AltaRex will equal 55% of the AltaRex New Common Shares;

(ii)	the amount of $6,150,000 shall be deposited into trust with Bennett Jones LLP (“BJ”), counsel to Bancorp, prior to Closing and shall be advanced as follows:

(A)	$5,045,000 (the “Medical Transfer Amount”) shall be released by BJ to AltaRex for the purpose of subscribing for shares of Medical at the Effective Time, subject to subsection (iii) below; and

(B)	$1,105,000 shall be retained by AltaRex for ongoing working capital following the Arrangement;

(iii)
an amount equal to $50,000 shall be withheld from the Medical Transfer Amount and shall be retained by BJ for the payment of any third party accrued liabilities or accounts payable of AltaRex up to and including the Closing Date which remain unpaid at the Closing (the “Closing Debts”). BJ, on behalf of AltaRex, shall pay the amount of any Closing Debts as they come due and AltaRex shall provide Medical with a full and complete accounting respecting all payments (including copies of all third party invoices in respect of the Closing Debts) made pursuant to this subsection; and

(iv)
notwithstanding anything contained in subsection (iii), the amount of any holdback under subsection (iii) less the amount of any Closing Debts paid shall be remitted to Medical 60 days after the Closing Date.

6.2	Additional Covenants of Bancorp

Bancorp covenants and agrees that, except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)	it shall:

(i)
not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereby or that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made; and

(ii)	promptly notify AltaRex of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(b)
it shall use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to:

(i)	obtain all necessary consents, approvals and authorizations that are required to be obtained by it under any applicable Laws;

(ii)
effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Entities in connection with the Arrangement;

(iii)
oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Party to consummate, the transactions contemplated hereby or by the Plan of Arrangement;

(iv)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement; and

(v)	cooperate with AltaRex in connection with the performance by it of its obligations hereunder;

(c)
it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement;

(d)
it shall discuss and consider such pre-arrangement steps or amendments to the Plan of Arrangement as may be proposed by AltaRex and implement such pre-arrangement steps or such amendments that it considers to be in its best interests, provided such steps are agreed to in writing by AltaRex;

(e)
it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

(f)
it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon;

(g)
it will, subject to the terms hereof, in a timely and expeditious manner, provide to AltaRex all information as may be reasonably requested by AltaRex or as required by the Interim Order or applicable Laws with respect to Bancorp and its business and properties; and

(h)
it will assist and cooperate in the preparation of and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable Securities Laws of Canada and the United States for the issue of securities pursuant to the Arrangement and the resale of such securities (other than by control persons and affiliates and subject to requirements of general application).

6.3	Merger of Covenants

The covenants applicable to Bancorp set out in this Agreement, shall not survive the completion of the Arrangement and subsequent subscription, and shall expire and be terminated without recourse between the Parties upon such completion.

SECTION 7
MUTUAL COVENANTS TO EFFECT THE PLAN OF ARRANGEMENT

7.1	Mutual Covenants

Each of AltaRex, Medical and Bancorp shall take all steps as are necessary to carry out the terms of the Arrangement pursuant to the Plan of Arrangement, and specifically and without restriction, the parties make the following covenants:

(a)
To be completed and to have been legally effective on December 31, 2003 and pursuant to the Final Order, AltaRex shall sell and convey (the “Asset Sale”) all of its existing assets (the “Assets”) (including, without restriction, all contractual rights and obligations of AltaRex) to Medical in exchange for 40,000,000 Medical Common Shares and the assumption of all of the liabilities of AltaRex;

(b)
Medical and AltaRex shall enter into an agreement (the “Asset Sale Agreement”), of purchase and sale in respect of the Asset Sale substantially in the form of Agreement provided to Bancorp by AltaRex prior to the date hereof, having such terms and conditions as are agreed to by Bancorp, acting reasonably and are ordinarily found in agreements of this type, which agreement shall include, without restriction, the assumption by Medical of all rights and obligations of AltaRex respecting AltaRex’s existing business, including all contractual rights (subject to any required third party consents) and all intellectual property. The following additional terms shall apply to the Asset Sale and shall be incorporated into the Asset Sale Agreement:

(i)	the transaction shall be legally effective on December 31, 2003;

(ii)
Medical shall indemnify AltaRex and its directors, officers and employees for and against any and all liabilities, losses, costs, expenses, claims and damages (including legal costs) directly or indirectly related to the assets and the business carried out by AltaRex prior to the Closing Date, regardless of the date of occurrence of any such liabilities, losses, costs, expenses, claims and damages. Medical shall have the right of carriage, at its expense, of the defense of any lawsuits or claims made against AltaRex in respect of which Medical has indemnified AltaRex;

(c)
if after 60 days following Closing Date any liabilities of the type referred to in Section 7.1(a) remain outstanding, and AltaRex has, by such time, fully expended any amounts withheld pursuant to Section 6.1 (a)(iii) and fully complied with its obligations under Section 6.l(a)(iv), Medical shall pay all such outstanding liabilities;

(d)
at the Effective Time AltaRex shall acquire an additional 11,896,936 Medical Common Shares and shall contribute the Medical Transfer Amount to Medical; provided that, if between the date hereof and the Closing Date AltaRex issues any additional AltaRex Common Shares (the “Additional Shares”), then AltaRex shall subscribe for additional Medical Common Shares in an amount equal to the Additional Shares and AltaRex shall contribute to Medical the consideration received by AltaRex for the Additional Shares;

(e)
Medical will use reasonable commercial efforts to seek “reporting issuer” status in each jurisdiction in which AltaRex is, at the date hereof, a reporting issuer, and a listing of the Medical Common Shares on the TSX or the TSXV if the listing conditions imposed by the TSX cannot be met;

(f)	Bancorp shall cause the Private Placement to be completed immediately following the Effective Time; and

(g)
AltaRex agrees that it shall use reasonable commercial efforts to have the AltaRex New Common Shares listed on the TSXV or the NEX board thereof prior to closing or within 30 days thereafter. It is agreed that the Non-Voting Common Shares will not be listed on any exchange and will not be convertible into voting securities of any type.

SECTION 8
CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent

The respective obligations of the Parties hereto to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)
the Interim Order shall have been granted in form and substance satisfactory to each of Bancorp, Medical and AltaRex, acting reasonably and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(b)
on or before February 2, 2004 the Arrangement Resolution shall have been passed by the AltaRex Securityholders as required pursuant to the Interim Order, in accordance with the provisions of the ABCA, the AltaRex Governing Documents and any applicable regulatory requirements, and in form and substance satisfactory to each of AltaRex, Medical and Bancorp acting reasonably, duly approving the Arrangement in accordance with the Interim Order;

(c)	on or before February 3, 2004, the Final Order shall have been granted in form and substance satisfactory to each of AltaRex, Medical and Bancorp each acting reasonably;

(d)
the Articles of Arrangement, together with the Final Order, filed with the Registrar in accordance with the Arrangement and Section 193(10) of the ABCA shall be in form and substance satisfactory to each of AltaRex, Medical and Bancorp, each acting reasonably;

(e)
all requisite consents, orders, approvals and authorizations, including, without limitation, regulatory and judicial approvals and orders, required or necessary for the completion of the Arrangement (including receipt of a MRRS decision document and/or other discretionary orders from applicable securities regulatory authorities in form reasonably satisfactory to counsel to AltaRex and Bancorp which would exempt all trades in securities of AltaRex and Medical contemplated by the Arrangement from the prospectus and registration requirements of applicable securities legislation) shall have been completed or obtained on terms and conditions satisfactory to each of AltaRex, Medical and Bancorp, acting reasonably, and all applicable statutory or regulatory waiting periods to the transactions contemplated under the Arrangement, shall have been expired or been terminated, and no objection or opposition shall have been filed, initiated or made by any regulatory authority during any applicable statutory or regulatory period;

(f)
the TSX or, failing that, the TSXV shall have accepted notice of the Arrangement and the transactions contemplated thereby and shall have approved the issue of the Medical Common Shares and the listing of the Medical Common Shares, subject only to the conditions that may be imposed by the TSX or the TSXV, as the case may be;

(g)	the Arrangement shall have become effective on or before February 3, 2004;

(h)
there being no change in law (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that would materially negatively affect value of AltaRex; and

(i)
there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein;

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(iii)
has had or, if the Arrangement Agreement was consummated, would reasonably be expected to result in, a Material Adverse Effect on AltaRex, Medical or Bancorp or would have a Material Adverse Effect on the ability of AltaRex, Medical or Bancorp to complete the Arrangement; or

(iv)	the Asset Sale Agreement shall have been executed on terms satisfactory to AltaRex, Medical and Bancorp acting reasonably, in accordance with this Agreement.

The foregoing conditions are for the mutual benefit of each of AltaRex, Medical and Bancorp and may be asserted by each of AltaRex, Medical and Bancorp regardless of the circumstances and may be waived by each of AltaRex, Medical and Bancorp in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AltaRex, Medical or Bancorp may have.

8.2	Conditions to Obligations of AltaRex

The obligations of AltaRex to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions:

(a)
each of the acts and undertakings of each of Medical and Bancorp to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by each of Medical and Bancorp;

(b)
no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the Arrangement from being completed, or result in a judgment in material damages relating to the transaction as contemplated herein;

(c)
Bancorp shall have provided AltaRex and Medical with opinions of Bancorp’s counsel in form and substance satisfactory to AltaRex and its counsel, acting reasonably, dated the Effective Date and addressed to AltaRex and Medical to the effect that:

(i)
Bancorp has been duly incorporated and organized and is validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(ii)
this Agreement has been duly executed by Bancorp and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors’ rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of indemnities and clauses exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law;

(iii)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby and by the Arrangement and the fulfillment and compliance with the terms and provisions hereof and thereof do not and will not:

(A)	result in the breach of, or violate any term or provision of its articles, bylaws and other governing documents; or

(B)	conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which it is a party or by which it is bound and which is material to it and of which such counsel has direct and actual knowledge, or result in the creation of any encumbrance upon any of its material assets under any such agreement or instrument, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority (other than consent of its lenders, if required); or

except to the extent that such breach, violation or contravention would not have a Material Adverse Effect on it or could not reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement or the Arrangement;

(d)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of Medical contained in Schedule D and of Bancorp contained in Schedule B shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time (except to the extent that such representations and warranties speak as of a particular date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Medical or Bancorp, and each of Medical and Bancorp shall have complied in all material respects with their covenants in this Agreement and AltaRex shall have received certificates to that effect, dated the Effective Date, from a senior officer of each of Medical and Bancorp, respectively, acting solely on behalf of the company in question and not in his personal capacity, to the best of his information and belief having made reasonable inquiry and AltaRex shall have no actual knowledge to the contrary.

The conditions in this Section 8.2 are for the exclusive benefit of AltaRex and may be asserted by AltaRex regardless of the circumstances or may be waived by AltaRex in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which AltaRex may have.

8.3	Conditions to Obligations of Bancorp

The obligations of Bancorp to consummate the transactions contemplated hereby, and in particular the Private Placement, are subject to the satisfaction, on or before the Effective Date or such other time as is specified below, of the following conditions:

(a)
each of the acts and undertakings of each of AltaRex and Medical to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by each of AltaRex and Medical;

(b)	AltaRex and Medical shall have furnished Bancorp with:

(i)
certified copies of the resolutions duly passed by the boards of directors of AltaRex and Medical approving this Agreement and the consummation of the transactions contemplated hereby and directing the submission of the Arrangement for approval at the AltaRex Securityholders’ Meeting and recommending that AltaRex Securityholders vote in favor of the Arrangement; and

(ii)	certified copies of the special resolution of AltaRex Securityholders, duly passed at the AltaRex Securityholders’ Meeting, approving the Arrangement in accordance with the Interim Order;

(c)	AltaRex shall have mailed the Information Circular and other documentation required in connection with the AltaRex Securityholders’ Meeting on or before January 6, 2003;

(d)
holders of not more than 2% of those holders of AltaRex Common Shares who shall be entitled to dissent as a result of their shares of Twin Butte or Medical being cancelled and repurchased pursuant to the Arrangement, shall have exercised rights of dissent in relation to the Plan of Arrangement and AltaRex shall have provided to Bancorp a certificate of an officer of AltaRex certifying on the Effective Date the number of AltaRex Common Shares in respect of which holders have exercised rights of dissent;

(e)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of AltaRex contained in Schedule C and of Medical contained in Schedule D shall be true in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date and except to the extent of the issuance of AltaRex Common Shares on the exercise of AltaRex Options or AltaRex Warrants, as applicable) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on AltaRex, and AltaRex shall have complied in all material respects with its covenants in this Agreement and Bancorp shall have received certificates to that effect, dated the Effective Date, from a senior officer of AltaRex and from a senior officer of Medical, respectively, acting solely on behalf of the company in question and not in his personal capacity, to the best of his information and belief having made reasonable inquiry and Bancorp shall have no actual knowledge to the contrary;

(f)	there shall not have occurred any Material Adverse Change in the business, operations or capital in respect of AltaRex or Medical;

(g)
no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the Arrangement from being completed, or result in a judgment in material damages relating to the transaction as contemplated herein;

(h)
the board of directors of AltaRex shall have approved the Arrangement, recommended that AltaRex Securityholders vote in favor of the Arrangement and shall not have varied, altered or rescinded such recommendation;

(i)
except as otherwise contemplated herein, such of the directors AltaRex as requested by Bancorp shall have provided their resignations, together with releases in favor of AltaRex and Bancorp, effective on the Effective Date, each in a form and substance and on such terms as are satisfactory to Bancorp, acting reasonably;

(j)
there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the judgment of Bancorp, acting reasonably, directly or indirectly, has or may have a Material Adverse Effect with respect to AltaRex, or entities in which AltaRex has a material interest, with respect to the regulatory regime applicable to their respective businesses and operations or with respect to consummating the Plan of Arrangement;

(k)
AltaRex shall have provided to Bancorp the consent of third parties (if required) to the transactions contemplated hereby, including but not limited to all consents required pursuant to the Asset Sale;

(l)
AltaRex shall have provided Bancorp with opinions of each of AltaRex’s and Medical’s counsel (as applicable) in form and substance satisfactory to Bancorp and its counsel, acting reasonably dated the Effective Date and addressed to Bancorp to the effect that:

(i)
AltaRex has been duly amalgamated and Medical has been duly incorporated and each of them has been organized and is validly subsisting under the laws of Alberta and has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform their obligations hereunder;

(ii)
this Agreement has been duly executed by AltaRex and Medical and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors’ rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of indemnities and clauses exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law;

(iii)
in the case of each of AltaRex and Medical, the execution and delivery of this Agreement and the completion of the transactions contemplated hereby and by the Arrangement and the fulfillment and compliance with the terms and provisions hereof and thereof do not and will not:

(A)	result in the breach of, or violate any term or provision of its articles, by-laws and other governing documents; or

(B)	conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which it is a party or by which it is bound and which is material to it and of which such counsel has direct and actual knowledge, or result in the creation of any encumbrance upon any of its material assets under any such agreement or instrument, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority (other than consent of its lenders, if required); or

except to the extent that such breach, violation or contravention would not have a Material Adverse Effect on it or could not reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement or the Arrangement;

(m)
AltaRex shall have received a written fairness opinion from McNally Valuations Inc. confirming its preliminary opinion that the consideration to be issued pursuant to the Arrangement is fair, from a financial point of view, to the AltaRex Shareholders, which opinion shall have been included in the Information Circular;

(n)
AltaRex shall have received an indemnity from Medical in a form reasonably satisfactory to Bancorp for all liabilities, whether current, contingent or otherwise relating to the current activities of AltaRex;

(o)
Any indebtedness of AltaRex which by its terms is assumable has been assumed by Medical with the consent of the lender without further recourse to AltaRex, including the debenture issued by AltaRex to United Therapeutics Inc. dated in April, 2002;

(p)	All security registrations against AltaRex shall have been discharged;

(q)
United Therapeutics shall have agreed to allow AltaRex to assign the United Convertible Note to Medical and for Medical to issue a replacement note so as to assume the obligations thereunder with AltaRex receiving a full release of its obligation under the United Convertible Note.

(r)	AltaRex shall have received a release or similar confirmation from Abbott Laboratories that, among other things, AltaRex has no current or future obligations to Abbott Laboratories;

(s)
AltaRex or Medical (with AltaRex as an additional named insured) shall have obtained, through itself or through Medical at the expense of Medical, product liability insurance, in substance satisfactory to Bancorp, for a period of two (2) years from the Effective Date covering any AltaRex product liability claims arising prior to the Effective Date;

(t)	AltaRex shall have received a written undertaking from Medical to provide reasonable access and assistance to AltaRex US, Corp.’s records as may be required by AltaRex in the future; and

(u)
Bancorp shall have received a letter from PricewaterhouseCoopers LLP relating to a transfer price risk assessment for the 2002 and 2003 fiscal periods for AltaRex and AltaRex US, Corp. in a form satisfactory to Bancorp, acting reasonably and AltaRex shall take such other steps as Bancorp may request, acting reasonably.

The conditions described in this Section 8.3 are for the exclusive benefit of Bancorp and may be asserted by Bancorp regardless of the circumstances or may be waived by Bancorp in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Bancorp may have.

8.4	Notice and Cure Provisions and Effect of Failure to Comply with Conditions

(a)
Each of AltaRex, Medical and Bancorp shall give prompt notice to the others of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to, (i) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

(b)
If any of the conditions precedents set forth in Sections 8.1, 8.2 or 8.3 hereof shall not be complied with or waived by the Party for whose benefit such conditions are provided on or before the date required for the performance thereof, then the Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the other Parties, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by a Party.

8.5	Satisfaction of Conditions

The conditions set out in this Article 8 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

8.6	Indemnities

(a)
AltaRex and Medical hereby covenant and agree to indemnify and save harmless Bancorp and the directors, officers, employees and agents of the partners of Bancorp (collectively, the “Indemnified Party”) from and against all liabilities, claims, losses, costs (including without limitation legal fees and disbursements on a solicitor and his own client basis) fines, penalties, damages and expenses to which any Indemnified Party may be subject or may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by or arising directly or indirectly by reason or in consequence of (i) any incorrectness in or breach of any representation or warranty of AltaRex or Medical contained in this Agreement or any other certificate or instrument executed and delivered pursuant to this Agreement; or (ii) any information or statement contained in the Information Circular relating to AltaRex or Medical or the business, operations, results of operations, assets, capitalization, financial condition, rights, liabilities, prospects or privileges of AltaRex or Medical and whether on a prospective or pro forma basis, containing an untrue statement of a material fact, or omitting to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made or otherwise being inaccurate or containing a misrepresentation. If any matter or thing contemplated by this Section 8.6 (any such matter or thing being hereinafter referred to as a “Claim”) is asserted against the Indemnified Party, or if any potential Claim contemplated by this Section 8.6 shall come to the knowledge of the Indemnified Party, the Indemnified Party shall notify AltaRex and Medical as soon as possible of the nature of such Claim (provided that any failure to so notify shall not affect AltaRex’s or Medical’s liabilities under this Section 8.6 except to the extent that the failure materially prejudices AltaRex or Medical and AltaRex and Medical shall, subject as hereinafter provided, be entitled (but not required) at their expense to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably. No admission of liability or settlement of any such Claim may be made by AltaRex, Medical or the Indemnified Party, without, in each case, the prior written consent of the other party, such consent not to be unreasonably withheld. In respect of any such Claim, the Indemnified Party shall have the right to retain separate or additional counsel to act on its behalf and participate in the defence thereof provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless AltaRex or Medical does not assume the defence of such suit on behalf of the Indemnified Party within 3 Business Days of AltaRex receiving notice of such Claim; or the named party to any such Claim (including any added third or interpleaded party) include both the Indemnified Party, on the one hand, and AltaRex and Medical on the other hand, and the Indemnified Party shall have been advised by their counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them (in which case AltaRex or Medical shall not have the right to assume the defence of such Claim but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party).

(b)
Bancorp hereby covenants and agrees to indemnify AltaRex and Medical and their directors, officers, employees and agents with respect to (i) any incorrectness in or breach of any representation or warranty of Bancorp contained in this Agreement or any other certificate or instrument executed and delivered pursuant to this Agreement; or (ii) any information or statement contained in the Information Circular as provided by Bancorp to AltaRex for inclusion therein, relating to Bancorp or the business, operations, financial condition, rights, liabilities, prospects or privileges of Bancorp, and the provisions of subsection 8.6(a) shall apply mutatis mutandis to such indemnity, with AltaRex and Medical and their directors, officers, employees and agents as the “Indemnified Party”.

SECTION 9
AGREEMENT AS TO NON-COMPLETION FEE

9.1	AltaRex Non-Completion Fee

Upon execution of this Agreement, Bancorp shall deposit $250,000 (the “Bancorp Deposit”) with Bennett Jones LLP. If at any time after the execution of this Agreement and prior to the termination of this Agreement pursuant to Article 10 as a result of:

(a)
a material breach by Bancorp of its covenants and representations and warranties within its direct control (other than as a direct result of and in direct response to a breach by AltaRex or Medical of their obligations) which makes it impossible or unlikely that any of the material conditions precedent for the completion of the Arrangement being satisfied; or

(b)	the failure of Bancorp to complete its obligations contemplated by Section 6.1(a) provided that all conditions precedent to be satisfied by AltaRex and Medical have been met;

(each of the above being an “AltaRex Payment Event”) the Bancorp Deposit shall be forfeited to AltaRex as a non-completion fee, in immediately available funds to an account designated by AltaRex within two (2) Business Days after the occurrence of any one of such AltaRex Payment Event and in the case of a failure under (i) above, all reasonable third party costs incurred by AltaRex (to a maximum of $250,000) in connection with the Arrangement shall be paid by Bancorp.

9.2	Bancorp Non-Completion Fee

Upon execution of this Arrangement, AltaRex shall deposit $500,000 (the “AltaRex Deposit”) with Parlee McLaws llp. If at any time after the execution of this Agreement and prior to the termination of this Agreement pursuant to Article 10:

(a)
the board of directors of AltaRex withdraws, qualifies or changes any of its recommendations or determinations referred to in Section 2.6(a) in a manner adverse to Bancorp or resolves to do so prior to the Effective Date except where Bancorp is in material breach of any of its material covenants specified in this Agreement; or

(b)
AltaRex enters into any contractual agreement with any person with respect to an Acquisition Proposal prior to the AltaRex Securityholders’ Meeting, excluding a confidentiality agreement entered into in compliance with Section 5.3, such an Acquisition Proposal is publicly announced, proposed, altered or made to the AltaRex Securityholders and (A) such Acquisition Proposal has not expired or been withdrawn at the time of the AltaRex Securityholders’ Meeting, and (B) the AltaRex Securityholders do not approve the Arrangement; or

(c)
AltaRex or Medical materially breach any of its covenants and representations and warranties within their direct control (other than as a direct result of and in direct response to a breach by Bancorp of its obligations) which breach makes it impossible or unlikely that any of the material conditions precedent set out in Section 8.1 for the completion of the Arrangement being satisfied;

(each of the above being a “Bancorp Payment Event”), then AltaRex shall forfeit to Bancorp the AltaRex Deposit as a non-completion fee in immediately available funds to an account designated by Bancorp within two (2) Business Days after the occurrence of any one of the Bancorp Payment Events, provided, however, that if a Bancorp Payment Event occurs pursuant to Section 9.2(c), then only $250,000 of the AltaRex Deposit shall be forfeited to Bancorp. In addition, in such latter event, AltaRex will pay all reasonable third party costs and expenses incurred by Bancorp (to a maximum of $250,000) in connection with the Arrangement.

If a Bancorp Payment Event has not occurred and if the AltaRex Securityholders meeting is held and AltaRex fails to obtain AltaRex Securityholder approval to the Arrangement, the only amounts payable hereunder by AltaRex will be Bancorp’s reasonable third party costs, including a maximum of $75,000 in due diligence costs, to a collective maximum of $300,000.

9.3	Liquidated Damages

Each Party acknowledges that the amounts set out in this Article 9 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

9.4	Limited Remedy

For greater certainty, the Parties agree that the compensation or damages to be received pursuant to this Article 9 is the sole remedy in compensation or damages of the Party receiving such payment; provided however that nothing contained in this Article 9 or Section 10.1, including the payment of an amount under this Article 9, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of a breach of this Agreement by a Party acting in bad faith with a clear intent and design to prevent the conditions precedent to this Agreement’s completion from being satisfied. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenant or agreement, without the necessity of posting bond or security in connection therewith.

9.5	Return of Deposits

If the Arrangement is completed and Bancorp satisfies its subscription obligations immediately thereafter, the Bancorp Deposit will be released to Bancorp and the AltaRex Deposit will be released to Medical.

SECTION 10
TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

Subject to Section 10.2, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Arrangement by the AltaRex Securityholders, by the mutual agreement of AltaRex, Medical and Bancorp or by written notice promptly given to the others based on the following:

(a)	by Bancorp if the Information Circular is not mailed to AltaRex Securityholders by January 6, 2003; or

(b)
by either AltaRex or Bancorp, with respect to termination rights specified in Section 8.1, 8.2 or 8.3 or if all of the conditions for Closing the Arrangement for the benefit of such Party shall not have been satisfied or waived on or before 5:00 p.m., Edmonton, Alberta time, on February 2, 2004, other than as a result of a breach of this Agreement by the terminating Party which has not been cured in accordance with Section 8.4; or

(c)	by Bancorp if the AltaRex Securityholders do not approve the Arrangement at the AltaRex Securityholders’ Meeting; or

(d)	by AltaRex upon the occurrence of an AltaRex Payment Event as provided in Section 9.1; or

(e)	by Bancorp upon the occurrence of a Bancorp Payment Event as provided in Section 9.2; or

(f)	by Bancorp if prior to the Effective Time holders of more than 2% of the AltaRex Shares who are entitled to dissent have validly exercised Dissent Rights.

10.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of AltaRex, Medical or Bancorp hereunder except as set forth in Articles 9 and 10 and Section 12.8, which provisions shall survive the termination of this Agreement. Nothing in this Section 10.2 shall relieve any Party from liability for any breach of this Agreement.

10.3	Amendment

This Agreement may be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties.

10.4	Waiver

AltaRex and Medical, on the one hand, and Bancorp, on the other hand, may: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive compliance with any of the agreements of the other or the fulfillment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the representations or warranties of the other contained herein or in any document delivered by the other; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

SECTION 11
CLOSING

11.1	Closing Date

The date of Closing shall be the date selected by AltaRex, Medical and Bancorp, which in any event shall not be later than the first Business Day following the date of the Final Order, and on such date the Closing shall occur in accordance with Sections 11.2 and 11.3.

11.2	Effect of Closing

On the date of Closing, as promptly as practicable after the satisfaction or, to the extent permitted hereunder, the waiver of the conditions set forth in Article 8, the Parties shall cause the Arrangement to be consummated by the filing of the Articles of Arrangement and any other necessary documents prepared in accordance with the provisions of this Agreement and the ABCA with the Registrar in accordance with the ABCA, and at the Effective Time on the Effective Date, as specified in the Plan of Arrangement, the Arrangement and the other transactions contemplated by the Plan of Arrangement shall occur.

11.3	Place of Closing

Subject to the termination of this Agreement as provided in Article 10, the closing of the transactions contemplated by this Agreement as detailed in Section 10.2 (the “Closing”) will take place at the offices of Parlee McLaws llp, 1500 Manulife Place, 10180-101 Street, Edmonton, Alberta on the Effective Date.

11.4	Other Closing Matters

In addition to the other matters required to be delivered under the terms and conditions of this Agreement, each of AltaRex, Medical and Bancorp shall deliver, at the Closing, such customary certificates, resolutions and other closing documents as may be required by the other Parties hereto, acting reasonably.

SECTION 12
GENERAL PROVISIONS

12.1	Notices

Any notice, request, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any such notice, request, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the day on which it was delivered to the address provided herein (if that day is a Business Day, and if it is not, then on the next succeeding Business Day), and if sent by facsimile transmission shall be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery, in which case it shall be deemed to have been given and received on the next Business Day.

(a)	If to Bancorp or to Twin Butte:

Nova Bancorp Group
Suite 1050
1075 West Georgia Street
Vancouver, BC V6E 3C9
Attention: Richard M. Wlodarczak
Fax:             (604) 637-1193

with a copy to:

Bennett Jones LLP
4500 Bankers Hall East
855 - 2nd Street S.W.
Calgary, AB T2P 4K7
Attention: Donald M. Boykiw
Fax:             (403) 265-7219

(b)	if to AltaRex or Medical:

AltaRex Medical Corp.
1123 Dentistry/Pharmacy Bldg.
University of Alberta
Edmonton, AB T6G 2N8
Attention: Robin Salmon
Fax:             (780) 436-0068

with a copy to:

Parlee McLaws LLP
1500 Manulife Place
10180-101 Street
Edmonton, AB T5J 4K1
Attention: Kevin Lynch
Fax:            (780) 423-2870

12.2	Time of Essence

Time shall be of the essence in this Agreement.

12.3	Entire Agreement

Except for the various collateral agreements entered into in contemplation of the Arrangement, this Agreement constitutes the entire agreement between the Parties and cancels and supersedes all prior agreements (including the letter agreement dated December 1, 2003) and understandings between the Parties with respect to the subject matter hereof. To the extent that provisions of the Confidentiality Agreement conflict with provisions of this Agreement, the provisions of this Agreement shall govern. The respective boards of directors of AltaRex and Bancorp hereby consent under the Confidentiality Agreement (for so long as this Agreement remains in effect and has not been terminated) to the actions of the other taken to consummate the Arrangement and the transactions contemplated thereby and to actions taken to propose amendments thereto under this Agreement.

12.4	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Bancorp may assign all or any part of its rights to subscribe for any of the securities to be acquired to any party provided that if such assignment takes place, Bancorp shall continue to be liable to the other Parties for any default in performance by the assignee.

12.5	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.6	Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

12.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.8	Costs

Except as contemplated below, each party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby. AltaRex and Medical shall share, on a 50/50 basis, all costs (“Common Costs”) associated with the consummation of the Arrangement (commencing after December 1, 2003) including, without restriction, the costs of negotiating and preparing this Agreement and the Information Circular and all related legal costs, costs of printing and mailing the Information Circular, transfer agent and depository costs, audit costs, listing fees and the provision of any fairness opinion, up to a maximum of $500,000 in the aggregate. To the extent the Common Costs exceed $500,000 in the aggregate, any such excess will be for the account of Medical and will be credited against any funds which would otherwise be provided to Medical as contemplated herein.

12.9	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, Bancorp, AltaRex and Medical have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVA BANCORP INVESTMENTS LTD.
per	(signed) “R. Wlodarczak”
Name: Richard M. Wlodarczak Title: President

ALTAREX CORP.
per	(signed) “Rob Salmon”
Name: Rob Salmon Title: Chief Financial Officer

ALTAREX MEDICAL CORP.
per	(signed) “Rob Salmon”
Name: Rob Salmon Title: Chief Financial Officer

SCHEDULE A

to the Arrangement Agreement dated as of December 23, 2003 among Nova Bancorp Investments Ltd., AltaRex Corp. and AltaRex Medical Corp.

PLAN OF ARRANGEMENT
UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

SECTION 1
DEFINITIONS

1.1 In this Plan, unless the context otherwise requires:
(a)	“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B9, as amended, including the regulations promulgated thereunder;

(b)	“Agent” means Acumen Capital Finance Partners Limited;

(c)
“Agent’s Option” means the Agent’s option to purchase 600,000 units, each unit being comprised of one Common Share and one Common Share purchase warrant at an exercise price of $0.43 per unit, which option was issued on October 20, 2003 and expires on October 20, 2004;

(d)	“AltaRex” means AltaRex Corp., a corporation incorporated under the ABCA;

(e)	“AltaRex Common Shares” means common shares in the capital of AltaRex prior to the completion of the Arrangement as constituted on the date hereof;

(f)	“AltaRex Dissenting Shares” means those Twin Butte or AltaRex Medical Common Shares which are deemed to have been cancelled on the Effective Date in accordance with the provisions of paragraph 5.1;

(g)
“AltaRex New Common Shares” means the common shares designated as “new common shares” of the corporation to be created as part of the Arrangement, and having the rights, privileges, restrictions and conditions set forth in Article 7 hereof;

(h)
“AltaRex Non-Voting Common Shares” means the new class of non-voting common shares of AltaRex to be created as part of the Arrangement and having the rights, privileges, restrictions and conditions set forth in Article 7 hereof;

(i)
“AltaRex Options” means the Agent’s Option and the stock options issued to directors, senior officers, employees and consultants of AltaRex permitting the holders thereof to purchase an aggregate of up to 8,138,368 AltaRex Common Shares, at the exercise prices and for the terms and quantities disclosed to Bancorp in writing prior to the date hereof;

(j)	“AltaRex Securities” means AltaRex Common Shares, AltaRex Options and AltaRex Warrants;

(k)	“AltaRex Securityholders” means the holders of AltaRex Common Shares, AltaRex Options and AltaRex Warrants;

(l)
“AltaRex Securityholders’ Meeting” means the meeting of the holders of AltaRex Common Shares, AltaRex Options and AltaRex Warrants to be called to, inter alia, consider and, if thought fit, authorize, approve and adopt the Arrangement in accordance with the Interim Order and any adjournments thereof;

(m)	“AltaRex Subsidiaries” means AltaRex US, Corp., and AltaRex International GmbH, each of which is a wholly-owned subsidiary of AltaRex;

(n)
“AltaRex Warrants” means the right of the holder of the United Convertible Note to convert such Note into AltaRex Common Shares, and 6,994,000 common share purchase warrants of AltaRex, each of which entitles the holder to acquire, subject to adjustment, one AltaRex Common Share, exercisable at prices between $0.50 and $2.00 per share;

(o)	“Arrangement” means the arrangement contemplated by this Plan pursuant to Section 193 of the ABCA;

(p)	“Articles” means the Articles of Incorporation of AltaRex as the same have been amended, restated or changed;

(q)
“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made to give effect to the Arrangement;

(r)	“Assets” means all of AltaRex’s assets related to its existing business, including, without restriction, all of its interest in the AltaRex Subsidiaries;

(s)	“Bancorp” means Nova Bancorp Investments Ltd., a corporation incorporated under the laws of the Province of British Columbia;

(t)	“business day” means a day, other than a Saturday, Sunday or other day, when banks in the City of Edmonton, Alberta are not generally open for business;

(u)	“Court” means the Court of Queen’s Bench of Alberta;

(v)	“Depository” means the duly appointed depository in respect of the Arrangement at its principal transfer office in Calgary, Alberta;

(w)
“Effective Date” means the date on which Articles of Arrangement are filed with the Registrar, except for the transfer of the Assets to Medical, which shall be completed and become legally effective on December 31, 2003 as prescribed by the Final Order;

(x)	“Effective Time” means 12:0 1 a.m. (Edmonton time) on the Effective Date;

(y)
“Final Order” means the final order of the Court approving the Arrangement pursuant to paragraph 193 (9)(a) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(z)
“Indemnity” means the indemnification given by Medical to AltaRex and its directors, officers and employees pursuant to the purchase and sale agreement entered into in respect of the conveyance of the Assets by AltaRex to Medical, for and against any and all liabilities, losses, costs, expenses, claims and damages (including legal costs) directly or indirectly related to the Assets and the business carried out AltaRex and by Medical utilizing the Assets, regardless of the date of occurrence of any such liabilities, losses, costs, expenses, claims and damages;

(aa)
“Information Circular” means the management proxy circular of AltaRex relating to the AltaRex Securityholders’ Meeting to be forwarded by AltaRex to the AltaRex Securityholders in connection with the transactions contemplated in this Agreement;

(bb)
“Interim Order” means an interim order of the Court concerning the Arrangement under subsection 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the AltaRex Securityholders’ Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(cc)
“Letter of Transmittal” means the letter of transmittal accompanying the Information Circular sent to the holders of AltaRex Common Shares for receiving New Common Shares and Medical Common Shares, in exchange for their AltaRex Common Shares;

(dd)	“Medical” means AltaRex Medical Corp., a corporation incorporated under the ABCA on December 8, 2003;

(ee)	“Medical Common Shares” means common shares in the capital of Medical;

(ff)
“Medical Options” means the Agent’s Option and stock options to be issued to directors, officers, employees and consultants of Medical pursuant to the Medical Stock Option Plan in replacement of the AltaRex Options (including the Agent’s Option);

(gg)	“Medical Stock Option Plan” means the stock option plan of Medical which will be approved by the shareholders of Medical on February 2, 2004;

(hh)	“Medical Common Shares” means common shares in the capital of Medical;

(ii)
“Medical Warrants” means the replacement right to convert the United Convertible Note into Medical Common Shares and the 6,994,000 common share purchase warrants of Medical, each of which entitles the holder to acquire, subject to adjustment, one Medical Common Share, exercisable at prices between $0.50 and $2.00 per share in replacement of the AltaRex Warrants;

(jj)
“Notes” means the 10% unsecured notes of AltaRex convertible into 2,530 AltaRex Non-Voting Common Shares (based upon the issued capital of AltaRex on the date hereof, and to be adjusted if additional AltaRex Common Shares are issued subsequently) for each $1,000 of principal and having an aggregate principal value of $4,475,500, issued by AltaRex pursuant to the Private Placement, provided, however, that if Bancorp subscribes for less than $1,674,500 of New Common Shares, the principal amount of Notes shall be increased by the difference between $1,674,500 and the actual subscription amount for the New Common Shares;

(kk)
“Plan” means this plan as amended or supplemented from time to time, and “hereby”, “hereof, “herein”, “hereunder”, “herewith” and similar terms refer to this Plan and not to any particular provision of this Plan;

(ll)	“Private Placement” means the subscription for New Common Shares and Notes for aggregate proceeds of $6,150,000.00;

(mm)	“Registrar” means the Registrar of Corporations duly appointed under the ABCA;

(nn)	“TSX” means the Toronto Stock Exchange; and

(oo)	“TSXV” means the TSX Venture Exchange and, as applicable, the NEX board of the TSX Venture Exchange;

(pp)
“United Convertible Note” means the U.S. $433,310 principal amount of 6% convertible fixed term note, convertible into Common Shares at a price of U.S. $0.50 per Common Share issued to United Therapeutics; and

(qq)	“United Therapeutics” means United Therapeutics Corporation.

1.2 The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

1.3 Unless the contrary intention appears, references in this Plan to an article, section, paragraph, subparagraph or schedule by number or letter or both refer to the article, section, paragraph, subparagraph or schedule bearing that designation in this Plan.

1.4 In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and “person” includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

1.5 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6 References in this Plan to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7 Unless otherwise stated, all references in this Plan to sums of money are expressed in lawful money of Canada.

SECTION 2
PURPOSE AND EFFECT OF THE PLAN

2.1 The following is only intended to be a general statement of the purpose of the Plan and is qualified in its entirety by the specific provisions of the Plan.

The purpose of the Plan is to carry out a recapitalization of AltaRex and a reorganization of the assets and business of AltaRex that will result in (i) the Assets, together with the associated contractual obligations and liabilities being transferred to Medical effective December 31, 2003, for 40,000,000 Medical Common Shares, the amount of $5.045 million (subject to adjustments) in cash being borrowed by AltaRex and invested in Medical in consideration for the issuance of 11,896,936 Medical Common Shares (subject to adjustment); (ii) all outstanding AltaRex Warrants and AltaRex Options being cancelled in exchange for the issuance of Medical Options and Medical Warrants; (iii) a new class of non-voting common shares and a new class of voting common shares in the capital of AltaRex being created; (iv) AltaRex changing its name from “AltaRex Corp.” to “Twin Butte Energy Ltd.”; (v) AltaRex’s existing shareholders exchanging all of their outstanding AltaRex Common Shares with AltaRex and receiving, for each 10 AltaRex Common Shares held, one AltaRex New Common Share and ten Medical Common Shares; (vi) the stated capital of the New Common Shares issued on the exchange for the outstanding AltaRex Common Shares, as per the immediately preceding step, being reduced to the amount of $1.00; (vii) the deleting of AltaRex’s Common Shares from AltaRex’s Articles and the redesignation of the AltaRex New Common Shares as the “common shares” of AltaRex; and (viii) $6,150,000 million being invested in Twin Butte pursuant to the Private Placement.

2.2 Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of the Plan shall become effective unless all of the provisions of the Plan shall have become effective.

2.3 The Plan shall be binding upon AltaRex, the AltaRex Securityholders, Bancorp and Medical upon filing of the Articles of Arrangement with the Registrar.

SECTION 3
ARRANGEMENT

3.1 At the Effective Time, or as otherwise indicated, each of the events set out below shall occur and be deemed to occur in the sequence set out without further act or formality:

(a)
the transfer of the Assets, together with all contractual obligations and liabilities, to Medical in consideration for 40,000,000 Medical Common Shares and the Indemnity to have been completed and have been legally effective on December 31, 2003;

(b)
the AltaRex Options and AltaRex Warrants shall be cancelled and terminated and cease to represent any right or claim whatsoever, and the Medical Options (including the Agent’s Option) and Medical Warrants will be issued in their place on identical terms;

(c)
the Articles of AltaRex will be amended to create a new class of non-voting common shares in the capital of AltaRex (the “AltaRex Non-Voting Common Shares”) and a new class of voting common shares in the capital of AltaRex (the “AltaRex New Common Shares”);

(d)	the Articles of AltaRex will also be amended to change its name from “AltaRex Corp.” to “Twin Butte Energy Ltd.”;

(e)
AltaRex will acquire all outstanding AltaRex Common Shares from the holders thereof and shall deliver in exchange for each 10 AltaRex Common Shares held one AltaRex New Common Share and 10 Medical Common Shares, in each case free of any claims. The AltaRex Common Shares acquired by AltaRex will be cancelled and returned to the status of authorized but unissued shares;

(f)
Each AltaRex Shareholder who holds 1000 AltaRex Common Shares or less shall surrender and be deemed to surrender to AltaRex all of the AltaRex Shares held by such AltaRex Shareholder and shall receive therefor, instead of the AltaRex New Common Shares to which such shareholder would otherwise be entitled, an amount in cash equal to $0.05 per share, and upon such surrender of AltaRex Common Shares each such holder of AltaRex Common Shares shall cease to be such a holder and shall have his name removed from the register of holders of AltaRex Common Shares and the AltaRex Common Shares so surrendered shall be cancelled;

(g)
Each AltaRex Shareholder who holds 150 or less AltaRex Common Shares shall surrender and be deemed to surrender to AltaRex all of the AltaRex Common Shares held by such AltaRex Shareholder and shall receive therefor, instead of the Medical Shares to which such shareholder would otherwise be entitled, an amount in cash equal to the lesser of (i) the amount determined by multiplying $0.60 by the number of AltaRex Common Shares held by such Shareholder and (ii) the amount determined by subtracting $0.05 from the weighted average trading price of the AltaRex Common Shares during the 10 trading days immediately preceding the Effective Date and then multiplying such sum by the number of Common Shares held by such Shareholder, and upon such surrender of AltaRex Common Shares each such holder of AltaRex Common Shares shall cease to be such a holder and shall have his name removed from the register of holders of AltaRex Common Shares and the AltaRex Common Shares so surrendered shall be cancelled.

(h)	the stated capital of the AltaRex New Common Shares issued pursuant to the exchange set forth in paragraph (e) above shall be reduced to the amount of $1.00;

(i)
the Articles will be amended by deleting the AltaRex Common Shares and the rights privileges, restrictions and conditions attaching thereto and by re-designating the AltaRex New Common Shares as the “common shares” of Twin Butte.

SECTION 4
OUTSTANDING CERTIFICATES AND PAYMENTS

4.1 Subject to Article 7, from and after the Effective Time, each AltaRex Common Share which was outstanding immediately prior to the Effective Time (other than those held by holders who exercise their rights of dissent pursuant to Article 5 hereof) shall represent the right of the holder (the “Holder”) to receive certificates representing AltaRex New Common Shares and Medical Common Shares in accordance with the terms of this Plan, or cash as contemplated by Sections 3.1(f) and (g), as applicable and any dividends and distributions accruing to the holder of such shares, upon the Holder depositing with the Depository the certificates duly endorsed for transfer and accompanied by such other documents as such Depository may reasonably require.

4.2 As soon as practicable following the Effective Time, AltaRex shall cause to be delivered for the benefit of the Holders, share certificates representing in the aggregate the AltaRex New Common Shares and Medical Common Shares to which such holders are entitled pursuant to Article 3 of this Plan. AltaRex shall or shall cause, as soon as practicable following the later of the Effective Date and the date of deposit (by a former holder of AltaRex Common Shares acquired by AltaRex under the Arrangement) of a duly completed Letter of Transmittal and the certificates representing such AltaRex Common Shares, either:

(a)
forward or cause to be forwarded by first class mail (postage prepaid) (or, in the case of postal disruption by such other means as the Depository may deem prudent) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depository for pickup by such holder;

certificates representing the number of AltaRex New Common Shares and Medical Common Shares issued to such holder under the Arrangement. No fractional shares will be issued pursuant to the Arrangement. In the event the Arrangement results in a registered shareholder becoming entitled to a fractional share, in lieu of any fractional share, such registered shareholder will receive the next lowest number of shares.

4.3 All dividends and distributions made with respect to any AltaRex New Common Shares and Medical Common Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depository to be held by the Depository in trust for the registered holder thereof. All monies received by the Depository shall be invested by it in interest-bearing trust accounts upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depository in such form as the Depository may reasonably require, such distributions and any interest thereon to which such holder, is entitled, net of applicable withholding and other taxes.

4.4 Where a certificate formerly representing AltaRex Common Shares is not deposited with all other documents as provided in Section 4.2 on or prior to the sixth anniversary date of the Effective Time, it shall cease to represent a right or claim of any kind or nature. Thereafter the AltaRex New Common Shares and Medical Common Shares to be exchanged with the former Holder of such certificate shall be deemed to be surrendered to AltaRex together with all dividends, distributions, sale proceeds and interest thereon held for such Holder.

4.5 AltaRex shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of AltaRex Common Shares such amounts as AltaRex is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the AltaRex Common Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.6 If any certificate which immediately prior to the Effective Time represented an interest in outstanding AltaRex Common Shares that were exchanged pursuant to section 4.2 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depository will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of AltaRex and its transfer agent, which bond is in form and substance satisfactory to each of AltaRex and its transfer agent, or shall otherwise indemnify AltaRex its respective transfer agent against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

SECTION 5
RIGHTS OF DISSENT

5.1 Those holders of AltaRex New Common Shares or Medical Common Shares whose shares will be cancelled and repurchased as a result of the operation of Sections 3.1(g) and (h) of the Plan of Arrangement may exercise rights of dissent only with respect to such shares which shall be cancelled and repurchased pursuant to and in the manner set forth in Section 191 of the ABCA as modified by the Interim Order and this Section 5.1 in connection with the Arrangement; provided that, notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 19 1(5) of the ABCA must be received by AltaRex not later than 2:00 p.m. (Edmonton time) on the Business Day preceding the AltaRex Securityholders’ Meeting. Holders of AltaRex Common Shares, who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for their AltaRex New Common Shares or Medical Common Shares which are cancelled, shall be deemed to have transferred such shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances to AltaRex or Medical, as the case may be, in consideration for a payment of cash from AltaRex or Medical, as the case may be, equal to such fair value; or

(b)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their shares, shall be deemed to have participated in the Arrangement, as of the Effective Time on the same basis as a non-dissenting holder of AltaRex Common Shares on the basis set forth in Article 3 of this Plan; and

(c)
but in no case shall Bancorp, AltaRex or Medical or any other person be required to recognize any holder of AltaRex Common Shares who exercises rights of dissent as a holder of AltaRex Common Shares after the Effective Time and the names of such holder shall be deleted from the register of holders of AltaRex Common Shares at the Effective Time.

SECTION 6
AMENDMENTS

6.1 AltaRex reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by Bancorp, (b) filed with the Court and, if made following the AltaRex Securityholders’ Meeting, approved by the Court and (c) communicated to AltaRex Securityholders in the manner required by the Court (if so required).

6.2 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by AltaRex at any time prior to or at the AltaRex Securityholders’ Meeting (provided that Bancorp shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the AltaRex Securityholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3 Any amendment, modification or supplement to this Plan of Arrangement which is approved by the court following the AltaRex Securityholders’ Meeting shall be effective only (a) if it is consented to by AltaRex, (b) if it is consented to by Bancorp and (c) if required by the Court or applicable law, it is consented to by the AltaRex Securityholders.

SECTION 7
TERMS OF NON VOTING COMMON SHARES AND OF NEW COMMON SHARES

7.1 The AltaRex Non-Voting Common Shares (in this Article 7 referred to as the “Non-Voting Common Shares”) of AltaRex (in this Article 7, the “Corporation”) created pursuant to Article 3 hereof shall have attached thereto the following rights, privileges, restrictions and conditions:

Dividends: The holders of Non-Voting Common Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, in such amounts and payable at such times and at such place or places in Canada as the board of directors may, from time to time, determine, as a class equally with the holders of the New Common Shares, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of the Corporation ranking in priority to the Non-Voting Common Shares in respect of dividends. The Board of Directors of the Corporation may not declare a dividend on the Non-Voting Common Shares without also declaring an equal dividend, on a per share basis, on the New Common Shares.

Participation Upon Liquidation, Dissolution or Winding Up: The holders of Non-Voting Common Shares shall be entitled, in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to the Non-Voting Common Shares in respect of return of capital on dissolution, to share ratably, together with the holders of New Common Shares and of shares of any other class of shares of the Corporation ranking equally with the Non-Voting Common Shares in respect of return of capital on dissolution, in such assets of the Corporation as are available for distribution.

Voting Rights: The holders of Non-Voting Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the Non-Voting Common Shares as such) provided that, except as required by law, the holders of the Non-Voting Common Shares shall not be entitled as such to vote at any meeting of the shareholders of the Corporation.

7.2 The AltaRex New Common Shares (in this Article 7 referred to as the “New Common Shares”) of the Corporation created pursuant to Article 3 hereof shall have attached thereto the following rights, privileges, restrictions and conditions:

Dividends: The holders of New Common Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, in such amounts and payable at such times and at such place or places in Canada as the board of directors may, from time to time, determine, as a class equally with the holders of the Non-Voting Common Shares, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of the Corporation ranking in priority to the New Common Shares in respect of dividends. The Board of Directors of the Corporation may not declare a dividend on the New Common Shares without also declaring an equal dividend, on a per share basis, on the Non-Voting Common Shares.

Participation Upon Liquidation, Dissolution or Winding Up: The holders of New Common Shares shall be entitled, in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to the New Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of Non-Voting Common Shares and of shares of any other class of shares of the Corporation ranking equally with the New Common Shares in respect of return of capital on dissolution, in such assets of the Corporation as are available for distribution.

Voting Rights: The holders of the New Common Shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the New Common Shares as such) and to one vote in respect of each New Common Share held at all such meetings.

Special Rights: The holders of not less than 4% of the issued and outstanding New Common Shares may requisition the directors of the Corporation for the purposes stated in the requisition. The requisition, which may consist of several documents of like form each signed by one or more shareholders, shall state the business to be transacted at the meeting and shall be sent to each director and to the registered office of the Corporation. On receiving the requisition, the directors shall call a meeting of shareholder to transact the business stated in the requisition unless, (i) a record date has been fixed under section 133(2) of the Business Corporations Act (Alberta) (the “Act”) and notice of the record day has being given under Section 13 3(4) of the Act, or (ii) the directors have called a meeting of shareholders and have given notice of the meeting under section 134 of the Act, or (iii) the business of the meeting as stated in the requisition includes matters described in sections 1 36(5)(b) to (e) of the Act. Should the directors of the Corporation not call such meeting within 21 days after receiving such requisition a shareholder who made such requisition may call the meeting as nearly as possible in the manner in which such meeting are to be called under the Act and the by-laws of the Corporation. Unless the shareholders otherwise resolve at a meeting called under this provision, the Corporation shall reimburse the shareholders the expenses reasonably incurred by them in requisitioning, calling and holding the meeting.

SCHEDULE B

to the Arrangement Agreement dated as of December 23, 2003 among Nova Bancorp Investments Ltd., AltaRex Corp. and AltaRex Medical Corp.

REPRESENTATIONS AND WARRANTIES OF BANCORP

As of the date hereof, Bancorp hereby represents and warrants to AltaRex and Medical as follows and acknowledges that each of AltaRex and Medical is relying upon these representations and warranties in connection with the entering into of this Agreement:

1.	Organization and Qualification

Bancorp is a corporation validly existing under the laws of the Province of British Columbia and has the requisite corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted.

2.	Authority Relative to this Agreement

Bancorp has the requisite corporate authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by Bancorp’s board of directors, and no other corporate proceedings on the part of Bancorp are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Bancorp and constitutes a legal, valid and binding obligation of Bancorp enforceable against Bancorp in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

3.	Funds Available

Bancorp has made adequate financial arrangement prior to the execution of this Agreement to ensure that sufficient funds are available to allow Bancorp to carry out its obligations hereunder.

4.	Litigation

There are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting Bancorp, at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic, or foreign, of any kind, nor to the best of its knowledge (after due inquiry) are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which can reasonably be expected to materially adversely affect the business, financial condition, operations, prospects, properties, assets or affairs of Bancorp.

SCHEDULE C

to the Arrangement Agreement dated as of December 23, 2003 among Nova Bancorp In vestments Ltd., AltaRex Corp. and AltaRex Medical Corp.

REPRESENTATIONS AND WARRANTIES OF ALTAREX

AltaRex hereby represents and warrants to Bancorp as follows and acknowledges that Bancorp is relying upon these representations and warranties in connection with the entering into of this Agreement:

1.	Organization and Qualification

AltaRex is a corporation duly organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted. AltaRex is duly registered to do business and is in good standing in each jurisdiction where the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on AltaRex taken as a whole.

2.	Authority Relative to this Agreement

AltaRex has the requisite corporate authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by AltaRex’s board of directors, and no other corporate proceedings on the part of AltaRex are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by AltaRex and constitutes a legal, valid and binding obligation of AltaRex enforceable against AltaRex in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

3.	No Violations

(a)
Except as previously disclosed in writing to Bancorp, neither the execution and delivery of this Agreement by AltaRex, the completion of the transactions contemplated hereby nor the fulfillment and compliance by AltaRex with any of the terms and provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent (other than the consent of its commercial banker), approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AltaRex or its subsidiaries under, any of the terms, conditions or provisions of (x) the AltaRex Governing Documents, or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which AltaRex is a party or to which it, or any of its properties or assets, may be subject or by which AltaRex is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to AltaRex (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of AltaRex taken as a whole or on the ability of AltaRex to consummate the transactions contemplated hereby).

(b)
Other than in connection with or in compliance with the provisions of Securities Laws: (i) there is no legal impediment to AltaRex’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by AltaRex in connection with the consummation of the transactions contemplated, except for satisfaction of the TSX’s conditions to the Asset Sale and the listing of the Medical Common Shares following the Arrangement and such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of AltaRex to consummate the transactions contemplated hereby.

4.	Capitalization

The authorized share capital of AltaRex consists of an unlimited number of common shares and an unlimited number of preferred shares, of which only 51,896,936 common shares are issued and outstanding. As of the date hereof, 8,138,368 AltaRex Common Shares are issuable pursuant to the exercise of outstanding AltaRex Options, 6,994,000 AltaRex Common Shares are issuable pursuant to AltaRex Warrants (other than the United Convertible Note) and 1,200,000 Common Shares are issuable pursuant to the Agent’s Option.

AltaRex also has outstanding a note payable of US$441,691 to United Therapeutics Corporation, which is convertible into AltaRex Common Shares at a price of US$0.50 per share at any time at the option of the holder. The Note bears interest at 6% per annum, interest is payable quarterly and is due in August 2005.

Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by AltaRex of any securities of AltaRex (including the AltaRex Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of AltaRex (including the AltaRex Common Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of AltaRex.

All outstanding AltaRex Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and all AltaRex Common Shares issuable upon exercise of outstanding AltaRex Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable.

5.	No Material Adverse Change

Since September 30, 2003, AltaRex has not experienced any Material Adverse Change, nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change.

6.	No Undisclosed Liabilities

Except for liabilities and obligations: (i) incurred in the ordinary course of business and consistent with past practice; (ii) disclosure in the financial statements of AltaRex which are filed in SEDAR; (iii) pursuant to the terms of this Agreement; or (iv) as disclosed in writing to Bancorp, AltaRex has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a balance sheet of AltaRex). All accounts payable and accrued liabilities have been disclosed in writing to Bancorp and will be paid and/or assumed by Medical.

7.	Government Incentives

All filings made by AltaRex under which it has received or is entitled to government incentives have been made in accordance, in all material respects, with all applicable Law (except as disclosed herein) and contain no misrepresentations of a material fact or omit to state any material fact which could cause any amount previously paid or previously accrued on AltaRex’s accounts to be recovered or disallowed.

8.	Impairment

Neither the entering into of this Agreement or the consummation of the Arrangement will result in a Material Adverse Change.

9.	Brokerage Fees

AltaRex has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Stonebridge Merchant Capital has been retained as AltaRex’s financial advisor in connection with certain matters including the transactions contemplated hereby. AltaRex has delivered to Bancorp either a true and complete copy of its agreement with such party or written advice as to its financial obligations to such party. All obligations of AltaRex pursuant to such agreement shall be assumed by Medical.

10.	Conduct of Business

Except as disclosed to Bancorp in writing, since December 31, 2002, AltaRex has not: (i) amended its articles, by-laws or other governing documents, including the AltaRex Governing Documents; (ii) made any change in its accounting principles and practices as previously applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained; and (iii) declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to shareholders.

Other than has been publicly announced by AltaRex, since December 31, 2002 AltaRex has conducted its business in all material respects in the ordinary course of business consistent with normal industry practice and has not taken any action that would be in violation of AltaRex’s ordinary and historical business practices, violations which would not have any material adverse effect on the business, operations or financial condition of AltaRex or would materially affect AltaRex’s ability to consummate the transactions contemplated hereby.

11.	Subsidiaries

AltaRex’s only subsidiaries are the AltaRex Subsidiaries and all of the shares of such subsidiaries are owned by AltaRex directly with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever. Further, no persons has any right, whether contractual or otherwise, to acquire any of the shares of such subsidiaries from AltaRex or to acquire any of the unissued shares or other securities of such subsidiary. AltaRex has no liabilities, commitments, guarantees or any other obligations whatsoever to any person with respect to any liabilities, commitments or obligations of the AltaRex Subsidiaries, including, but not limited to, any employee obligations.

12.	Litigation

There are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting AltaRex, at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic, or foreign, of any kind, nor to the best of its knowledge (after due inquiry) are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which can reasonably be expected to materially adversely affect the business, financial condition, operations, prospects, properties, assets or affairs of AltaRex.

13.	Reports and Financial Statements

(a)
AltaRex has filed on SEDAR true and complete copies of the Information Circular relating to AltaRex’s 2003 annual meeting of shareholders, its 2002 Annual Report to shareholders and its Renewal Annual Information Form for the year ended December 31, 2002. As of their respective dates, such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable Laws.

(b)
AltaRex’s audited financial statements as at and for the years ended December 31, 2002, 2001 and 2000 and its unaudited financial statements as at and for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 have been prepared in accordance with generally accepted accounting principles applicable in Canada on a consistent basis with prior periods (except: (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AltaRex’s independent accountants; or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present, in accordance with GAAP, the financial position, results of operations and changes in financial position of AltaRex as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(c)
AltaRex will deliver to Bancorp as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Bancorp, as to which AltaRex makes no representation) to the extent that such reports or statements are required by applicable Laws, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all Applicable Laws.

The financial statements of AltaRex issued by AltaRex or to be included in such reports and statements (excluding any information therein provided by Bancorp, as to which AltaRex makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AltaRex’s independent accountants or (B) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of AltaRex as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments).

14.	Books and Records

The minute books of AltaRex are and will be at Closing correct and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof. The books of account and other records, whether of a financial or accounting nature or otherwise, of AltaRex and its subsidiaries have been maintained in accordance with prudent business practices. To the knowledge of AltaRex there are no shareholders agreements in place concerning the ownership, voting or transfer of the AltaRex Common Shares.

15.	Data and Information

The data and information in respect of AltaRex and its assets, liabilities, business, operations and capital provided by AltaRex to Bancorp was and is accurate and correct in all material respects as at the respective dates thereof and did not and do not now omit any data or information necessary to make any data or information provided not misleading in any material respects as at the respective dates thereof.

16.	Environmental

Except as disclosed to Bancorp in writing, AltaRex is not aware of, nor has received, any order or directive which relates to environmental matters that would have any material adverse effect on the business, operations or financial condition of AltaRex and which requires any material work, repairs, construction, or capital expenditures; or any demand or notice with respect to the material breach of any environmental, health or safety law applicable to AltaRex or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

17.	Patients and Informed Consent

AltaRex has no liability, contingent or otherwise, to any person for failure of AltaRex to properly obtain informed consent of subjects for any tests, studies or other matters relating to AltaRex’s business.

18.	Compliance with Law

AltaRex has complied with and is in compliance with all laws and regulations except where such non-compliance would not, considered individually or in the aggregate, result in a Material Adverse Change in relation to AltaRex or materially affect the ability of AltaRex to consummate the transactions contemplated hereby, and is in compliance in all material respects with all Corporate Laws.

19.	Material Agreements

All agreements, permits, licences, approvals, certificates and other rights and authorizations material to the conduct of AltaRex’s business are valid and subsisting and AltaRex is not in default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations where such default would have a Material Adverse Affect.

20.	Terminated Agreements

All agreements that have been terminated by AltaRex or by third parties have been properly completed by such parties and there are no agreements where a third party is capable of disputing such termination.

21.	Employment Agreements

Particulars of the Officer Obligations and true and accurate copies of all written agreements between AltaRex and any of its employees, officers, directors and consultants have been provided to Bancorp, and AltaRex is not a party to any other written or verbal employment or consulting agreement which provides for payment to any officer, employee or consultant whatsoever by AltaRex on a change of control of AltaRex or severance of employment or a consulting arrangement, and AltaRex agrees not to amend the terms and conditions of any of the foregoing. All officers of AltaRex have no current or expected claims against AltaRex with respect to employment or severance matters.

22.	Employee Benefit Plans

AltaRex currently has four employees. AltaRex does not have any existing employee benefit and/or bonus plans which will remain an obligation of AltaRex after Closing. There are no amounts payable under employee benefit and/or bonus plans other than with respect to the current four employees of AltaRex. All contributions (including premiums) required by law or contract under all employee benefit plans to and including December 23, 2003 have been paid or accrued as at that date.

23.	No Guarantees

AltaRex is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation other than indemnity agreement with each director and officer of AltaRex.

24.	No Repayments Owing

AltaRex is not a party to or bound by any agreement whereby any amounts advanced to it whether by way of grant, loan, royalty or otherwise obligate AltaRex to refund or repay such amounts, except for such agreements where Medical shall have assumed such obligations and the counterparty thereto has consented to such assumption without recourse to AltaRex.

25.	Intellectual Property

“Intellectual Property” means (i) trademarks, trade names, business names, brand names, domain names and service marks and all goodwill attached thereto; (ii) inventions, patents, pending patent applications, patent rights, designs, industrial design registrations and applications; (iii) rights in or to works of authorship, data, databases, and compilations in which copyright subsists, copyrights, copyright registrations and applications and all benefits of waivers of moral rights; (iv) know-how, trade secrets and confidential information; and (v) other intellectual property rights including personality rights, whether existing by law or equity or otherwise.

None of the Intellectual Property owned by AltaRex includes any provision whatsoever that limits or impairs AltaRex’s ability to consummate the Arrangement.

No person has made any threat or provided any written claim asserting the invalidity, unenforceability or misuse of any Intellectual Property whether owned by or used by AltaRex and no person has made any threat or provided any written claim of any infringement or breach of any industrial or intellectual property rights of such person by AltaRex which remains unsettled as of the date hereof, nor has AltaRex received any notice that the conduct of its business infringes any industrial or intellectual property rights, moral rights, privacy rights, or personality rights of any other person.

The conduct of the business of AltaRex does not infringe upon the trademarks, trade names, business names, patents, inventions, know-how, copyrights, moral rights, privacy rights, personality rights, service marks, brand marks, franchises, industrial designs and all other industrial or intellectual property rights, domestic or foreign, of any other person.

26.	Tax Matters

(a)	For purposes of this Agreement, the following definitions shall apply:

(i)
The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which AltaRex or any of its subsidiaries is required to pay, withhold or collect.

(ii)	The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b)
Except as previously disclosed to Bancorp, all Returns required to be filed by or on behalf of AltaRex have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by AltaRex with respect to items or periods covered by such Returns.

(c)
All withholdings on account of taxes or other applicable source deductions from any payments made to any non resident of Canada or to any employee, director or officer, for Goods and Services Taxes, or as otherwise required by applicable law have been properly made and remitted.

(d)
AltaRex has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 2002 for Taxes in conformity with generally accepted accounting principles applicable in Canada.

(e)
For the years ended December 31, 2002, 2001 and 2000, AltaRex has made available to Bancorp true and complete copies of: (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by AltaRex or on behalf of AltaRex relating to Taxes; and (ii) all material Returns for AltaRex.

(f)
No material deficiencies exist or have been asserted with respect to Taxes or Returns of AltaRex; AltaRex is not a party to any material action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against AltaRex or any of its assets; no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of AltaRex. The Returns of AltaRex have been audited by a government or taxing authority for the 2001 and prior taxation years in respect of inter-corporate management fees and all outstanding issues therefrom have been resolved. Presently there is no audit in process, pending or threatened.

(g) AltaRex has provided adequate accruals in its financial statements for the year ended December 31, 2002 (or, in either case, such amounts are fully funded) for all pension or other employee benefit obligations of AltaRex arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on AltaRex.

27.	Reporting Issuer Status and Principal Business Corporation

AltaRex is a “reporting issuer” in material compliance with all applicable securities laws of each of the provinces of Canada and the AltaRex Common Shares are only listed on the TSX and on the Electronic Quotation System of the Pink Sheets LLC under the trading symbol “ACXFF”.

28.	Insurance

Policies of insurance in force as of the date hereof naming AltaRex as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of AltaRex. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby.

29.	Disclosure

AltaRex has disclosed to Bancorp in writing any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AltaRex, materially and adversely affects the ability of AltaRex to consummate the transactions contemplated hereby, or cause a Material Adverse Affect on AltaRex following completion of the Arrangement.

30.	U.S. Securities Laws

AltaRex is a “foreign private issuer” as that term is defined in Rule 405 of the U.S. Securities Act of 1933, as amended (the “Securities Act’). The AltaRex Common Shares are registered under section 12(g) of the U.S. Exchange Act, and AltaRex has filed all registration statements, reports, forms and other documents (the “U.S. Securities Filings”) required to be filed under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act (collectively, the “U.S. Securities Laws”), all of which complied in all material respects with the requirements of U.S. Securities Laws. None of the U.S. Securities Filings at the date of its filing contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances in which they were made. No filing of any kind is required to be made by AltaRex pursuant to the Securities Act or the Exchange Act, and no approval must be received from the U.S. Securities and Exchange Commission (the “SEC”), in connection with the Arrangement; provided that AltaRex must file the Information Circular and any amendment or supplement thereto with the SEC under cover of a Form 6-K and may be required to file a Schedule 13e-3.

31.	Phase I and II Complete

All obligations of AltaRex in connection with the phase I trials in connection with BrevalRex® MAb and phase I and phase II trials in connection with OvaRex® MAb have been satisfied or which can reasonably be expected to materially adversely affect the business, financial condition, operations, prospects, properties, assets or affairs of Medical.